EXHIBIT 10.1

Silicon Valley Bank

Amended and Restated

Loan and Security Agreement

Borrower:	COGENT COMMUNICATIONS, INC., a Delaware corporation (the “Company”)
COGENT COMMUNICATIONS GROUP, INC., a Delaware corporation (the “Parent”)
NETWORK EQUIPMENT SOLUTIONS, LLC, a Delaware limited liability company (“NES”)
UFO GROUP, INC., a Delaware corporation
ALLIED RISER COMMUNICATIONS CORPORATION, a Delaware corporation
ALLIED RISER OPERATIONS CORPORATION, a Delaware corporation
COGENT CANADA HOLDINGS, INC., a Nova Scotia corporation
COGENT CANADA, INC., a Canadian Federal corporation; and certain Additional Borrowers added to this Agreement from time to time.

Address for

all Borrowers

except NES:                               1015 31st Street, NW, Washington, DC  20007

Address

for NES:                                                 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808

Date:                                                                   December 16, 2005

THIS AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this “Agreement”) is entered into on the above date between SILICON VALLEY BANK (“Silicon”), whose address is 3003 Tasman Drive, Santa Clara, California 95054 and with a loan production office located at 3353 Peachtree Road, NE, Suite M-10, Atlanta, Georgia 30326 and the borrowers named above or now or hereafter added to this Agreement (jointly and severally, the “Borrower”), whose chief executive office is located at one of the two above addresses (“Borrower’s Address”).  The Schedule to this Agreement (the “Schedule”) shall for all purposes be deemed to be a part of this Agreement, and the same is an integral part of this Agreement.  (Definitions of certain terms used in this Agreement are set forth in Section 8 below.)

RECITALS

A.                                               Silicon and Borrower have entered into that certain Loan and Security Agreement dated March 9, 2005 (together with all modifications thereto, extensions or renewals thereof and substitutions therefore being hereinafter referred to as, the “Original Loan Agreement”), pursuant to which, Silicon agreed to make certain loans including, the Loans described therein, and other financial accommodations to Borrower.

B.                                                 Borrower has requested and Silicon has agreed pursuant to this Agreement to (i) increase the maximum principal amount of the Loans from Ten Million Dollars ($10,000,000) to Twenty Million Dollars ($20,000,000), (ii) add a foreign exchange sub-limit, and (iii) amend and restate the Original Loan Agreement in its entirety.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Silicon and Borrower agree that the Original Loan Agreement is amended and restated in its entirety as follows:

1.                                      LOANS.

1.1  Loans.  Silicon will make Loans up to the amounts (the “Credit Limit”) shown on the Schedule, by advancing funds into the Company’s operating account at Bank, provided no Default or Event of Default has occurred and is continuing, and subject to deduction of Reserves for accrued interest and such other Reserves as Silicon deems proper from time to time in its good faith business judgment.

1.2  Interest.  All Loans and all other monetary Obligations shall bear interest at the rate shown on the Schedule, except where expressly set forth to the contrary in this Agreement.  Interest shall be payable monthly, on the last day of the month.  Interest may, in Silicon’s discretion, be charged to Borrower’s operating account, and the same shall thereafter bear interest at the same rate as the other Loans.  If at any time there are insufficient funds in the Borrower’s operating account to pay the Obligations when due, Silicon may, in its discretion, charge interest to the Cash Collateral Account.

1.3  Overadvances.  If at any time or for any reason the total of all outstanding Loans and all other monetary Obligations exceeds the Credit Limit (an “Overadvance”), Borrower shall immediately pay the amount of the excess to Silicon, without notice or demand.

1.4  Fees.  Borrower shall pay Silicon the fees shown on the Schedule, which are in addition to all interest and other sums payable to Silicon and are not refundable.

1.5  Loan Requests.  To obtain a Loan, Borrower shall make a request to Silicon by facsimile, telephone or electronically.  Loan requests received after 12:00 Noon (Pacific time) may not be considered by Silicon until the next Business Day.  Silicon may rely on any telephone request for a Loan given by a person whom Silicon believes is an authorized representative of Company, and Borrower will indemnify Silicon for any loss Silicon suffers as a result of that reliance.

1.6  Cash Collateral Account.  Borrower shall direct the mailing of all Items of Payment from its Account Debtors to the lock box account maintained with SunTrust Bank, N.A. or to such other additional or replacement post-office boxes pursuant to the request of Silicon from time to time (collectively, the “Lockbox”).  Silicon shall have unrestricted and exclusive access to the Lockbox.

All funds in the Lockbox shall be forwarded to a bank account to be maintained at Silicon and from which Silicon alone has power of access and withdrawal (the “Cash Collateral Account”).  Each deposit into the Cash Collateral Account shall be made not later than the next Business Day after the date of receipt of the Items of Payment in the Lockbox.  The Items of Payment shall be deposited in precisely the form received, except for the endorsements of Borrower where necessary to permit the collection of any such Items of Payment, Borrower hereby agreeing to make such endorsement.  In the event Borrower shall fail to do so, Silicon is hereby authorized by Borrower to make the endorsement in the name of Borrower.  Borrower will not commingle any Items of Payment with any of the other funds or property of Borrower, but will hold them separate and apart in trust and for the account of Silicon.

1.7  Letters of Credit.  At the request of Borrower, Silicon may, in its good faith business judgment, issue or arrange for the issuance of letters of credit for the account of Borrower, in each case in form and substance satisfactory to Silicon in its sole discretion (collectively, “Letters of Credit”).  The aggregate face amount of all Letters of Credit from time to time outstanding shall not exceed the amount shown on the Schedule (the “Letter of Credit Sublimit”), and shall be reserved against Loans which would otherwise be available hereunder, and in the event at any time there are insufficient Loans available to Borrower for such reserve, Borrower shall deposit and maintain with Silicon cash collateral in an amount at all times equal to such deficiency, which shall be held as Collateral for all purposes of this Agreement for such Letters of Credit until there is no such deficiency at which time, provided there is no Default or Event of Default such cash will be returned to Borrower.  Borrower shall pay all bank charges (including charges of Silicon) for the issuance of Letters of Credit, together with such additional fee as Silicon’s letter of credit department customarily charge in connection with the issuance of the Letters of Credit.  Any payment by Silicon under or in connection with a Letter of Credit shall constitute a Loan hereunder on the date such payment is made unless repaid in full on the same Business Day.  Each Letter of Credit shall have an expiry date no later than thirty (30) days prior to the Maturity Date.  Borrower hereby agrees to indemnify and hold Silicon harmless from any loss, cost, expense, or liability, including payments made by Silicon, expenses, and reasonable attorneys’ fees incurred by Silicon arising out of or in connection with any Letters of Credit.  Borrower agrees to be bound by the regulations and interpretations of the issuer of any Letters of Credit guaranteed by Silicon and opened for Borrower’s account or by Silicon’s interpretations of any Letter of Credit issued by Silicon for Borrower’s account, and Borrower understands and agrees that Silicon shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following Borrower’s instructions or those contained in the Letters of Credit or any modifications, amendments, or supplements thereto.  Borrower understands that Letters of Credit may require Silicon to indemnify the issuing bank for certain costs or liabilities arising out of claims by Borrower against such issuing bank.  Borrower hereby agrees to indemnify and hold Silicon harmless with respect to any loss, cost, expense, or liability incurred by Silicon under any Letter of Credit as a result of Silicon’s indemnification of any such issuing bank.  The provisions of this Loan Agreement, as it pertains to Letters of Credit, and any other Loan Documents relating to Letters of Credit are cumulative.  In the event of any conflict between this Agreement and the terms of any documents executed in connection with such Letters of Credit, the terms of such letter of credit documents shall control.

1.8  Cash Management/ACH Services.  As part of the Loans, Borrower may use up to the amount of Cash Management Services Sublimit as set forth on the Schedule for Silicon’s cash management services, which may include merchant services, direct deposit of payroll, business credit card, and check cashing services identified in various cash management services agreements related to such services (the “Cash Management Services”).  Such aggregate amounts utilized under the Cash Management Services

Sublimit will at all times reduce the amount otherwise available to be borrowed under the Loans.  Any amounts Silicon pays on behalf of Borrower or any amounts that are not paid by Borrower for any Cash Management Services will be treated as Loans and will accrue interest pursuant to this Agreement.

1.9  Foreign Exchange Sublimit.  At the request of Borrower, Silicon may, in its good faith business judgment, permit the Borrower to enter into foreign exchange forward contracts with Silicon under which Borrower commits to purchase from or sell to Silicon a set amount of foreign currency more than one (1) Business Day after the contract date (the “FX Forward Contract”).  During all times that any FX Forward Contract is in place, Silicon will subtract ten percent (10%) of each outstanding FX Forward Contract (the “FX Reserve”) from the Foreign Exchange Sublimit (as hereinafter defined).  The total FX Forward Contracts at any one time may not exceed ten (10) times the amount of the FX Reserve.  Silicon may terminate the FX Forward Contracts if a Default or an Event of Default occurs and is continuing.  The aggregate face amount of all FX Forward Contracts and the amount of all FX Reserves shall not exceed the amount shown on the Schedule (the “Foreign Exchange Sublimit”), and shall be reserved against Loans which would otherwise be available hereunder, and in the event at any time there are insufficient Loans available to Borrower for such reserve, Borrower shall deposit and maintain with Silicon cash collateral in an amount at all times equal to such deficiency, which shall be held as Collateral for all purposes of this Agreement.

1.10  Inter-Company Debt, Contribution.  Without implying any limitation on the joint and several nature of the Obligations, Silicon agrees that, notwithstanding any other provision of this Agreement, the Persons included in the term “Borrower” may create reasonable inter-company indebtedness between or among the Persons included in the term “Borrower” with respect to the allocation of the benefits and proceeds of the Loans, Letters of Credit, Cash Management Services and Foreign Exchange Contracts under this Agreement.  The Persons included in the term “Borrower” agree among themselves, and Silicon consents to that agreement, that each such Person shall have rights of contribution from all of the such Persons to the extent such Person incurs Obligations in excess of the proceeds of the Loans received by, or allocated to purposes for the direct benefit of, such Person.  All such indebtedness and rights shall be, and are hereby agreed by the Persons included in the term “Borrower” to be, subordinate in priority and payment to the repayment in full in cash of the Obligations, and, unless Silicon agrees in writing otherwise, shall not be exercised or repaid in whole or in part until all of the Obligations have been paid in full in cash.  Each Person included in the term “Borrower” agrees that all of such inter-company indebtedness and rights of contribution are part of the Collateral and secure the Obligations.  Each Person included in the term “Borrower” hereby waives all rights of counter claim, recoupment and offset between or among themselves arising on account of that indebtedness and otherwise.  No Person included in the term “Borrower” shall evidence the inter-company indebtedness or rights of contribution by note or other instrument, unless the original of each such note or other instrument will, upon Silicon’s request, be delivered to Silicon, and shall not secure such indebtedness or rights of contribution with any lien or security.

1.11  Borrowers are Integrated Group.

(i)                                     Each Person included in the term “Borrower” hereby represents and warrants to Silicon that each of them will derive benefits, directly and indirectly, from each Letter of Credit and from each Loan, both in their separate capacity and as a member of the integrated group to which each such Person belongs and because the successful operation of the integrated group is dependent upon the continued successful performance of the functions of the integrated group as a whole, because (i) the terms of the consolidated financing provided under this Agreement are more favorable than would otherwise would be obtainable by such Persons individually, and (ii) the additional administrative and other costs and reduced flexibility associated with individual financing arrangements which would otherwise be required if obtainable would substantially reduce the value to such Persons of the financing.

(ii)                                  Each Person included in the term “Borrower” hereby represents and warrants that all of the representations and warranties contained in this Agreement are true and correct on and as of the date hereof as if made on and as of such date, both before and after giving effect to this Agreement, and that no Event of Default or Default has occurred and is continuing or exists or would occur or exist after giving effect to this Agreement.

1.12 Primary Obligations. The obligations and liabilities of each Person included in the term “Borrower”, as guarantor under this paragraph shall be primary, direct and immediate, shall not be subject to any counterclaim, recoupment, set off, reduction or defense based upon any claim that such Person may have against any one or more of the other Persons included in the term “Borrower”, Silicon and/or any other guarantor and shall not be conditional or contingent upon pursuit or enforcement by Silicon of any remedies it may have against Persons included in the term “Borrower” with respect to this Agreement, whether pursuant to the terms thereof or by operation of law.  Without limiting the generality of the foregoing, Silicon shall not be required to make any demand upon any of the Persons included in the term “Borrower”, or to sell the Collateral or otherwise pursue, enforce or exhaust its or their remedies against the Persons included in the term “Borrower” or the Collateral either before, concurrently with or after pursuing or enforcing its rights and remedies hereunder.  Any one or more successive or concurrent actions or proceedings may be brought against each Person included in the term “Borrower” under this paragraph , either in the same action, if any, brought against any one or more of the Persons included in the term “Borrower” or in separate actions or proceedings, as often as Silicon may deem expedient or advisable.  Without limiting the foregoing, it is specifically understood that any modification, limitation or discharge of any of the liabilities or obligations of any one or more of the Persons included in the term “Borrower”, any other guarantor or any obligor under any of the Loan Documents, arising out of, or by virtue of, any bankruptcy, arrangement, reorganization or similar proceeding for relief of debtors under federal or state law initiated by or against any one or more of the Persons included in the term “Borrower”, in their respective capacities as borrowers and guarantors under this paragraph, or under any of the Loan Documents shall not modify, limit, lessen, reduce, impair, discharge, or otherwise affect the liability of each Borrower under this paragraph in any manner whatsoever, and this paragraph shall remain and continue in full force and effect.  It is the intent and purpose of this paragraph that each Person included in the term “Borrower” shall and does hereby waive all rights and benefits which might accrue to any other guarantor by reason of any such proceeding, and the Persons included in the term “Borrower” agree that they shall be liable for the full amount of the obligations and liabilities under this paragraph regardless of, and irrespective to, any modification, limitation or discharge of the liability of any one or more of the other Persons included in the term “Borrower”, any other guarantor or any obligor under any of the Loan Documents, that may result from any such proceedings.

2.                                      SECURITY INTEREST.  To secure the payment and performance of all of the Obligations when due, Borrower hereby grants to Silicon a security interest in all of the following (collectively, the “Collateral”):  all right, title and interest of Borrower in and to all of the following, whether now owned or hereafter arising or acquired and wherever located:, all Inventory; all Equipment; the Collateral, including, without limitation all Accounts, all Deposit Accounts; the Cash Collateral Account, all Instruments; all Chattel Paper and Documents; all General Intangibles (including without limitation all intellectual property); all Investment Property; all other property; and any and all claims, rights and interests in any of the above, and all guaranties and security for any of the above, and all substitutions and replacements for, additions, accessions, attachments, accessories, and improvements to, and proceeds  (including proceeds of any insurance policies, proceeds of proceeds and claims against third parties) of, any and all of the above, and all Borrower’s books relating to any and all of the above.

3.                                      REPRESENTATIONS, WARRANTIES AND COVENANTS OF BORROWER.

In order to induce Silicon to enter into this Agreement and to make Loans, Borrower represents and warrants to Silicon as follows, and Borrower covenants that the following representations will continue to be true, and that Borrower will at all times comply with all of the following covenants, throughout the term of this Agreement and until all Obligations (other than any Obligations pursuant to the indemnification provisions under Section 7.8 of this Agreement, which survive repayment of the remaining Obligations) have been paid and performed in full:

3.1  Existence and Authority.  Borrower is and will continue to be, duly organized, validly existing and in good standing under the laws of the jurisdiction set forth on the first page of this Agreement.  Borrower is and will continue to be qualified and licensed to do business in all jurisdictions in which any failure to do so would result in a Material Adverse Change.  The execution, delivery and performance by Borrower of this Agreement, and all other documents contemplated hereby: (i) have been duly and validly authorized; (ii) are enforceable against Borrower in accordance with their terms (except as enforcement may be limited by equitable principles and by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to creditors’ rights generally); (iii) do not violate Borrower’s articles or certificate of incorporation, or Borrower’s by-laws, or any law or any material agreement or instrument which is binding upon Borrower or its property; and (iv) do not constitute grounds for acceleration of any material indebtedness or obligation under any agreement or instrument which is binding upon Borrower or its property.

3.2  Name; Trade Names and Styles.  The name of each Borrower set forth in the heading to this Agreement is its correct name.  Listed in the Representations are all prior names of Borrower and all of Borrower’s present and prior trade names known to Borrower.  Borrower shall give Silicon ten (10) days’ prior written notice before changing its name or doing business under any other name.  Borrower has complied, and will in the future comply, in all material respects, with all laws relating to the conduct of business under a fictitious business name, except where the failure to so comply would not reasonably be expected to result in a Material Adverse Change.

3.3  Place of Business; Location of Collateral.  The addresses set forth in the heading to this Agreement and in the Representations is Borrower’s chief executive office.  In addition, as of the date hereof, Borrower has places of business and Collateral with a value in excess of $1,000,000 is located only at the locations set forth in the Representations.  Borrower will give Silicon prompt written notice after opening any additional place of business, changing its chief executive office, or moving any of the Collateral with a value in excess of $500,000 to a location other than Borrower’s Address or one of the locations set forth in the Representations, except that Borrower may maintain places of business in the ordinary course of business at which not more than $1,000,000 per location in fair market value of Equipment is located.

3.4  Title to Collateral; Perfection; Permitted Liens.

(a)  Borrower is now, and will at all times in the future be, the sole owner of all the Collateral, except for items of Equipment which are leased to Borrower or sales or other transfers of Collateral expressly permitted by this Agreement.  The Collateral now is and will remain free and clear of any and all Liens, charges, security interests and encumbrances, except for Permitted Liens.  Silicon now has, and will continue to have, a first-priority perfected and enforceable security interest in all of Collateral, subject only to Permitted Liens and Borrower will at all times defend Silicon and the Collateral against all claims of others, other than those permitted under this Agreement.

(b)  Borrower has set forth in the Representations all of Borrower’s Deposit Accounts, and Borrower will give Silicon five (5) Business Days advance written notice before establishing any new Deposit Accounts and at all times, Borrower will cause the institution where any such new Deposit Account is maintained to execute and deliver to Silicon a control agreement in form sufficient to perfect Silicon’s security interest in the Deposit Account and otherwise satisfactory to Silicon in its good faith business judgment.  Nothing herein limits any requirements which may be set forth in the Schedule as to where Deposit Accounts will be maintained.

(c)  In the event that Borrower shall at any time after the date hereof have any commercial tort claims against others, which it is asserting or intends to assert, and in which the potential recovery exceeds $1,000,000, Borrower shall promptly notify Silicon thereof in writing and provide Silicon with such information regarding the same as Silicon shall reasonably request (unless providing such information would waive the Borrower’s attorney-client privilege).  Such notification to Silicon shall constitute a grant of a security interest in the commercial tort claim and all proceeds thereof to Silicon, and Borrower shall execute and deliver all such documents and take all such actions as Silicon shall request in connection therewith.

(d)  Whenever any Collateral is located upon premises in which any third party has an interest, Borrower shall, whenever requested by Silicon, use commercially reasonable efforts to cause such third party to execute and deliver to Silicon, in form acceptable to Silicon, such waivers and subordinations as Silicon shall specify in its good faith business judgment.

(e)  Borrower shall notify Silicon promptly of any default or any event which with the giving of notice or passage of time would constitute a default under the Allied Riser Notes.

3.5  Maintenance of Collateral.  Borrower will maintain the Collateral in good working condition (ordinary wear and tear excepted), and Borrower will not use the Collateral for any unlawful purpose.  Borrower will promptly advise Silicon in writing of any material loss or damage to the Collateral.

3.6  Books and Records.  Borrower has maintained and will maintain at Borrower’s Address complete and accurate books and records, comprising an accounting system in accordance with GAAP.

3.7  Financial Condition, Statements and Reports.  All financial statements now or in the future delivered to Silicon have been and will be prepared in conformity with GAAP and now and in the future will fairly present the results of operations and financial condition of Borrower, in accordance with GAAP, at the times and for the periods therein stated.  Between the last date covered by any such statement provided to Silicon and the date hereof, there has been no Material Adverse Change.

3.8  Tax Returns and Payments; Pension Contributions.  Borrower has filed, and will file when due, all required federal and state tax returns and reports, and Borrower has paid, and will pay when due, all foreign, federal, state and local taxes, assessments, deposits and contributions now or in the future shown thereon to be owed by Borrower.  Borrower may, however, defer payment of any contested taxes, provided that Borrower: (i) in good faith contests Borrower’s obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted, (ii) notifies Silicon in writing of the commencement of and any material development in the proceedings, and (iii) posts bonds or takes any other steps required to keep the contested taxes from becoming a lien upon any of the Collateral, except and only to the extent such lien is a Permitted Lien.  Borrower is unaware of any claims or adjustments proposed for any of Borrower’s prior tax years which could result in additional taxes in excess of $50,000 becoming due and payable by Borrower.  Borrower has paid, and shall continue to pay all amounts necessary to fund all present and future pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not and will not withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any material liability of Borrower, including any material liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

3.9  Compliance with Law.  Borrower has, to the best of its knowledge, complied, and will comply, in all material respects, with all provisions of all foreign, federal, state and local laws and regulations applicable to Borrower, including, but not limited to, those relating to Borrower’s ownership of real or personal property, the conduct and licensing of Borrower’s business, and all environmental matters, except to the extent that the noncompliance with or the nonobservance of could not reasonably be expected to cause a Material Adverse Change.

3.10  Litigation.  There is no claim, suit, litigation, proceeding or investigation pending or (to best of Borrower’s knowledge) threatened in writing against or affecting Borrower in any court or before any governmental agency which could reasonably be expected to result, either separately or in the aggregate, in any Material Adverse Change.  Borrower will promptly inform Silicon in writing of any written claim, proceeding, litigation or investigation in the future threatened in writing or instituted against Borrower involving any single claim of $500,000 or more, or involving $750,000 or more in the aggregate.

3.11  Use of Proceeds.  All proceeds of all Loans shall be used solely for lawful business purposes.  Borrower is not purchasing or carrying any “margin stock” (as defined in Regulation U of the Board of Governors of the Federal Reserve System) and no part of the proceeds of any Loan will be used to purchase or carry any “margin stock” or to extend credit to others for the purpose of purchasing or carrying any “margin stock.”

3.12  Material Subsidiaries.  All Material Domestic Subsidiaries are parties to the Loan Documents.   All Non Material Subsidiaries are listed on Exhibit B attached hereto.  Company will promptly notify Silicon if at any time any Non Material Subsidiary becomes a Material Domestic Subsidiary.

3.13  Non Material Subsidiaries.  All Subsidiaries listed on Exhibit C attached hereto are either in the process of dissolving or are planning to dissolve (the “Dissolving Subsidiaries”).  Each Dissolving Subsidiary will file the necessary articles of dissolution with the jurisdiction of incorporation and provide such evidence to Silicon within three (3) Business Days of such filing.  Borrower shall not make any loans, transfer any assets to, or guaranty or otherwise become liable with respect to any obligation of any Dissolving Subsidiary without the prior written consent of Silicon.

3.14  Material Foreign Subsidiaries.  All Material Foreign Subsidiaries are listed on Exhibit F attached hereto.  Borrower will promptly notify Bank upon the creation or acquisition of any new Material Foreign Subsidiary.  All Accounts of Material Foreign Subsidiaries now are and will remain free and clear of any and all Liens, charges, security interests and encumbrances, except for Permitted Liens.

4.                                      ACCOUNTS.

4.1  Representations Relating to Accounts.  Borrower represents and warrants to Silicon as follows:  Each Account with respect to which Loans are requested by Borrower shall, on the date each Loan is requested and made: (i) represent an undisputed bona fide existing unconditional obligation of the Account Debtor created by the sale, delivery, and acceptance of goods or the rendition of services, or the non-exclusive licensing of Intellectual Property, in the ordinary course of Borrower’s business, and (ii) meet the Minimum Eligibility Requirements set forth in Section 8 below.

4.2  Representations Relating to Documents and Legal Compliance.  Borrower represents and warrants to Silicon as follows:  All statements made and all unpaid balances appearing in all invoices, instruments and other documents evidencing Eligible Accounts and Eligible Foreign Accounts are and shall be true and correct and all such invoices, instruments and other documents and all of Borrower’s books and records are and shall be genuine and in all respects what they purport to be.  All sales and other transactions underlying or giving rise to each Eligible Accounts and Eligible Foreign Account shall comply in all material respects with all applicable laws and governmental rules and regulations.  To the best of Borrower’s knowledge, all signatures and endorsements on all documents, instruments, and agreements relating to all Eligible Accounts and Eligible Foreign Accounts are and shall be genuine, and all such documents, instruments and agreements are and shall be legally enforceable in accordance with their terms.

4.3  Schedules and Documents Relating to Accounts.  Borrower shall deliver to Silicon transaction reports and schedules of collections, as provided in Section 5.3 of this Agreement and the Schedule, on Silicon’s standard forms; provided, however, that Borrower’s failure to execute and deliver the same shall not affect or limit Silicon’s security interest and other rights in all of Borrower’s Accounts, nor shall Silicon’s failure to advance or lend against a specific Account affect or limit Silicon’s security interest and other rights therein.  If requested by Silicon, Borrower shall furnish Silicon with copies (or, at Silicon’s request after the occurrence of an Event of Default, originals) of all contracts, orders, invoices, and other similar documents, and all shipping instructions, delivery receipts, bills of lading, and other evidence of delivery, for any goods the sale or disposition of which gave rise to such Accounts, and Borrower warrants the genuineness of all of the foregoing.  Borrower shall also furnish to Silicon an aged accounts receivable trial balance as provided in the Schedule.  In addition, Borrower shall deliver to Silicon, on its request, the originals of all instruments, chattel paper, security agreements, guarantees and other documents and property evidencing or securing any Accounts, in the same form as received, with all necessary indorsements, and copies of all credit memos.

4.4  Collection of Accounts.  Borrower shall have the right to collect all Domestic Accounts, unless and until a Default or an Event of Default has occurred and is continuing, and all Foreign Accounts.  Whether or not an Event of Default has occurred and is continuing, Borrower shall hold all payments on and proceeds of Domestic Accounts in trust for Silicon, and Borrower shall immediately deliver all such payments and proceeds to Silicon in their original form, duly endorsed, to be applied to the Obligations in such order as Silicon shall determine.  Silicon may, in its good faith business judgment, at any time require that all Domestic Accounts and all proceeds of Domestic Accounts be segregated from other funds and monies of Borrower and require that such Domestic Accounts and proceeds be deposited by Borrower into a lockbox account or, or such other “blocked account” as Silicon may specify, pursuant to a blocked account agreement in such form as Silicon may specify in its good faith business judgment.

4.5.  Remittance of Proceeds.  All proceeds arising from the disposition of any Domestic Accounts shall be delivered, in kind, by Borrower to Silicon into an account designated by Silicon in the original form in which received by Borrower not later than the following Business Day after receipt by Borrower, to be applied to the Obligations in such order as Silicon shall determine; provided, if no Default or Event of Default has occurred and is continuing, Borrower shall not be obligated to remit to Silicon the proceeds of the sale of Equipment disposed of by Borrower, and provided, further, if no Default or Event of Default has occurred and is continuing, Borrower shall not be obligated to remit to Silicon the proceeds of the sale of worn out or obsolete Equipment disposed of in good faith in an arm’s length transaction for an aggregate purchase price of Ten Million Dollars ($10,000,000) or less (for all such transactions in any fiscal year).  Borrower agrees that it will not commingle proceeds of Accounts with any of Borrower’s other funds or property, but will at all times hold such Accounts and proceeds thereof separate and apart from such other funds and property and in an express trust for Silicon.  Nothing in this Section limits the restrictions on disposition of Collateral set forth elsewhere in this Agreement.

4.6  Disputes.  Borrower shall notify Silicon promptly of all disputes or claims relating to Eligible Accounts and Eligible Foreign Accounts.  Borrower shall not forgive (completely or partially), compromise or settle any Eligible Accounts and Eligible Foreign Account for less than payment in full, or agree to do any of the foregoing, except that Borrower may do so provided that: (i) Borrower does so in good faith, in a commercially reasonable manner, in the ordinary course of business, and in arm’s length transactions, which are reported to Silicon on the regular reports provided to Silicon; (ii) no Default or Event of Default has occurred and is continuing; and (iii) taking into account all such discounts, settlements and forgiveness, the total outstanding Loans will not exceed the Credit Limit.

4.7  Returns.  Provided no Event of Default has occurred and is continuing, if any Account Debtor returns any Inventory to Borrower, Borrower shall promptly determine the reason for such return and promptly issue a credit memorandum to the Account Debtor in the appropriate amount.  In the event any attempted return occurs after the occurrence and during the continuance of any Event of Default, Borrower shall hold the returned Inventory in trust for Silicon, and promptly notify Silicon of the return of the Inventory.

4.8  Verification.  Silicon may, from time to time, verify directly with the respective Account Debtors the validity, amount and other matters relating to the Accounts, by means of mail, telephone or otherwise, either in the name of Borrower or Silicon or such other name as Silicon may choose.

4.9  No Liability.  Silicon shall not be responsible or liable for any shortage or discrepancy in, damage to, or loss or destruction of, any goods, the sale or other disposition of which gives rise to an Account, or for any error, act, omission, or delay of any kind occurring in the settlement, failure to settle, collection or failure to collect any Account, or for settling any Account in good faith for less than the full amount thereof, nor shall Silicon be deemed to be responsible for any of Borrower’s obligations under any contract or agreement giving rise to an Account.  Nothing herein shall, however, relieve Silicon from liability for its own gross negligence or willful misconduct.

4.10  Additional Borrowers.  Company shall promptly notify Silicon at the time that any Person becomes a Material Domestic Subsidiary, and promptly thereafter (and in any event within 30 days of such occurrence), cause such Person to (i) become an Additional Borrower by executing and delivering to Silicon an Additional Borrower Joinder Supplement or such other document as Silicon shall deem appropriate for such purpose, (ii) deliver to Silicon copies of all organizational and authority documents of the types, all in form, content and scope satisfactory to Silicon and (iii) executing and delivering to Silicon all Loan Documents.

5.                                      ADDITIONAL DUTIES OF BORROWER.

5.1  Financial and Other Covenants.  Borrower shall at all times comply with the financial and other covenants set forth in the Schedule.

5.2  Insurance.  Borrower shall at all times insure all of the tangible personal property Collateral and carry such other business insurance, with insurers reasonably acceptable to Silicon, in such form and amounts as Silicon determines are customary and in accordance with standard practices for Borrower’s industry and locations, and Borrower shall provide evidence of such insurance to Silicon.  All such insurance policies shall name Silicon as an additional loss payee, as its interests may appear, and shall contain a lenders loss payee endorsement in form reasonably acceptable to Silicon.  Upon receipt of any proceeds of any such insurance, Silicon shall apply such proceeds in reduction of the Obligations as Silicon shall determine in its good faith business judgment, except that, provided no Default or Event of Default has occurred and is continuing, Silicon shall release to Borrower insurance proceeds with respect to Equipment totaling less than $100,000, which shall be utilized by Borrower for the replacement of the Equipment with respect to which the insurance proceeds were paid.  Silicon may require reasonable assurance that the insurance proceeds so released will be so used.  If Borrower fails to provide or pay for any insurance required to be maintained hereunder, Silicon may, but is not obligated to, obtain the same at Borrower’s expense.  Borrower shall promptly deliver to Silicon copies of all material reports made to insurance companies.

5.3  Reports.  Borrower, at its expense, shall provide Silicon with the written reports set forth in the Schedule, and such other written reports with respect to Borrower (including budgets, sales projections, operating plans and other financial documentation), as Silicon shall from time to time specify in its good faith business judgment.

5.4  Access to Collateral, Books and Records.  At reasonable times during normal business hours, and prior to a Default on not less than one (1) Business Day’s notice, Silicon, or its agents, shall have the right to inspect the Collateral during normal business hours, and the right to audit and copy Borrower’s books and records.  Silicon shall take reasonable steps to keep confidential all information obtained in any such inspection or audit, but Silicon shall have the right to disclose any such information to its auditors, regulatory agencies, and attorneys, and pursuant to any subpoena or other legal process.  Prior to the occurrence of any Default or Event of Default, Silicon will perform no more than two (2) such inspections and audits in any calendar year and during any Streamline Reporting Period, Silicon will perform no more than one (1) such audit in any calendar year.  All inspections and audits shall be at Borrower’s expense and the charge therefor shall be $750 per person per day (or such amount as shall represent Silicon’s then current standard charge for the same), plus reasonable out of pocket expenses.

5.5  Negative Covenants.  Except as may be permitted in the Schedule, Borrower shall not, without Silicon’s prior written consent (which shall be a matter of its good faith business judgment), do any of the following: (i) merge or consolidate with, or acquire any assets of (“Acquisition”) another corporation or entity (the “Target”), unless (a) the Company’s Board of Directors approves such Acquisition (b) the Target is in a similar line of business; (c) a Borrower is the sole surviving, controlling corporation; (d) total consideration for all Acquisitions in any one fiscal year does not exceed twenty (20) percent of the Tangible Net Worth of the Parent and its subsidiaries immediately prior to the effective date of such Acquisition; and (e) after giving affect to the Acquisition, the Borrower will remain in compliance with the covenants set forth in this Agreement on a pro-forma basis.  Once an Acquisition is completed the Borrower shall provide Silicon with complete details of the Acquisition and pro-forma projections to demonstrate continued compliance with the Loan Documents.  All Targets, other than Targets which constitute Non Material Subsidiaries, will be required to pledge all of their assets to secure the Loan (subject to any Permitted Liens) and will be added as a co-obligors of the Obligations; (ii) enter into any other transaction outside the ordinary course of business; (iii) sell or transfer any Accounts or sell or transfer any other Collateral having a value in the aggregate in excess of $500,000, except for the sale of finished Inventory in the ordinary course of Borrower’s business, and for the sale of obsolete or unneeded Equipment in the ordinary course of business; (iv) store any Inventory or other Collateral having a value in excess of $250,000 with any warehouseman or other third party; (v) sell any Inventory on a sale-or-return, guaranteed sale, consignment, or other contingent basis; (vi) make any loans of any money or other assets, other than loans (a) in existence as of the Closing Date, (b) to another Borrower, (c) up to $10,000,000 in the aggregate to any Material Foreign Subsidiaries in connection with any Acquisition by such Material Foreign Subsidiaries, which is permitted under Section 5.5(i), or (d) in the ordinary course of business to any Non Material Subsidiary; provided, (1) no Default or Event of Default has occurred and is continuing at such time, (2) the aggregate amount of all additional loans to Non Material Subsidiaries (excluding loans made pursuant to subpart (c) above) does not at any time exceed $10,000,000 in the aggregate prior to the Maturity Date, (3) no additional loans shall be made to any Dissolving Subsidiaries, and (4) no payments on loans existing on or after the Closing Date shall be permitted by any Borrower to any Non Material Subsidiary; (vii) incur any indebtedness for borrowed money outside the ordinary course of business, other than Subordinated Debt; (viii) guarantee or otherwise become liable with respect to the obligations of another Person, other than to another Borrower or in connection with either (a) capital or operating Leases, or (b) or in the ordinary course of business on behalf of Non Material Subsidiaries and provided that such guaranties and liabilities are only in connection with indebtedness of Non Material Subsidiaries which is either unsecured or secured only by Permitted Liens (including capital or operating Leases), further provided that the amount of such guarantees and liabilities pursuant to subsections (a) and (b) does not exceed $60,000,000 in the aggregate at any time; (ix) pay or declare any dividends on Borrower’s stock (except for dividends payable solely in stock of Borrower); (x) redeem, retire, purchase or otherwise acquire, directly or indirectly, any of Borrower’s stock; (xi) make any change in Borrower’s capital structure which would result in a Material Adverse Change; (xii) engage, directly or indirectly, in any business other than the businesses currently engaged in by Borrower or reasonably related thereto; (xiii) dissolve or elect to dissolve, except into a Borrower; (xiv) amend any of the provisions of any document evidencing any Subordinated Debt, in a manner which could be materially adverse to Silicon, or (xv) further encumber the Collateral.  Transactions permitted by the foregoing provisions of this Section are only permitted if no Default or Event of Default would occur as a result of such transaction.

5.6  Litigation Cooperation.  Should any third-party suit or proceeding be instituted by or against Silicon with respect to any Collateral or relating to Borrower, Borrower shall, without expense to Silicon, make available at reasonable times and for reasonable periods of time Borrower and its officers and employees and Borrower’s books and records, to the extent that Silicon may deem them reasonably necessary in order to prosecute or defend any such suit or proceeding.

5.7  Further Assurances.  Borrower agrees, at its expense, on request by Silicon, to execute all documents and take all actions, as Silicon, may, in its good faith business judgment, deem necessary or prudent in order to perfect and maintain Silicon’s perfected first-priority security interest in the Accounts and Silicon’s perfected second priority security interest in all other Collateral (subject only to Permitted Liens), and in order to fully consummate the transactions contemplated by this Agreement.

6.                                      TERM.

6.1  Maturity Date.  This Agreement shall continue in effect until the maturity date set forth on the Schedule (the “Maturity Date”), subject to Section 6.3 below.

6.2  Early Termination.  This Agreement may be terminated prior to the Maturity Date as follows: (i) by Borrower, effective three (3) Business Days after written notice of termination is given to Silicon; or (ii) by Silicon at any time after the occurrence and during the continuance of an Event of Default, without notice, effective immediately.  If this Agreement is terminated by Borrower or by Silicon under this Section 6.2, Borrower shall pay to Silicon a termination fee in an amount equal to three quarters of one percent (0.75%) of the Credit Limit, provided that no termination fee shall be charged if the credit facility hereunder is replaced with a new facility from another division of Silicon Valley Bank.  The termination fee shall be due and payable on the effective date of termination and thereafter shall bear interest at a rate equal to the highest rate applicable to any of the Obligations.

6.3  Payment of Obligations.  On the Maturity Date or on any earlier effective date of termination, Borrower shall pay and perform in full all Obligations, whether evidenced by installment notes or otherwise, and whether or not all or any part of such Obligations are otherwise then due and payable.  Without limiting the generality of the foregoing, if on the Maturity Date, or on any earlier effective date of termination, there are any outstanding Letters of Credit issued by Silicon or issued by another institution based upon an application, guarantee, indemnity or similar agreement on the part of Silicon, then on such date Borrower shall provide to Silicon cash collateral in an amount equal to one hundred percent (100%) of the face amount of all such Letters of Credit and if requested by Silicon, all interest, fees and cost due or to become due in connection therewith (as estimated by Silicon in its good faith business judgment), to secure all of the Obligations relating to said Letters of Credit, pursuant to a cash pledge agreement satisfactory to Silicon in all material respects.  Notwithstanding any termination of this Agreement, all of Silicon’s security interests in all of the Collateral and all of the terms and provisions of this Agreement shall continue in full force and effect until all Obligations have been paid and performed in full; provided that Silicon may in its sole discretion refuse to make any further Loans after termination.  No termination shall in any way affect or impair any right or remedy of Silicon, nor shall any such termination relieve Borrower of any Obligation to Silicon, until all of the Obligations have been paid and performed in full.  Upon payment and performance in full of all the Obligations and termination of this Agreement, Silicon shall promptly terminate its financing statements with respect to the Borrower and deliver to Borrower such other documents and cash collateral, if any, as may be required to fully terminate Silicon’s security interests.

7.                                      EVENTS OF DEFAULT AND REMEDIES.

7.1  Events of Default.  The occurrence of any of the following events shall constitute an “Event of Default” under this Agreement, and Borrower shall give Silicon immediate written notice thereof: (a) Any warranty, representation, statement, report or certificate made or delivered to Silicon by Borrower or any of Borrower’s officers, employees or agents, now or in the future, shall be untrue or misleading in a material respect when made or deemed to be made; or (b) Borrower shall fail to pay within five (5) Business Days of when due any Loan or any interest thereon or any other monetary Obligation; or (c) the total Loans and other Obligations outstanding at any time shall exceed the Credit Limit; or (d) Borrower shall fail to comply with any of the financial covenants set forth in the Schedule, or shall fail to perform any other non-monetary Obligation which by its nature cannot be cured, or shall fail to permit Silicon to conduct an inspection or audit as specified in Section 5.4 hereof; or (e) Borrower shall fail to perform any other non-monetary Obligation, which failure is not cured within fifteen (15)

Business Days after the date due; or (f) any levy, assessment, attachment, seizure, lien or encumbrance (other than a Permitted Lien) is made on all or any part of the Collateral which is not cured within ten (10) days after the occurrence of the same; or (g) any event of default occurs under any obligation secured by a Permitted Lien, which is not cured within any applicable cure period or waived in writing by the holder of the Permitted Lien; or (h) Borrower breaches any material contract or obligation with respect to amounts in excess of $1,000,000; or (i) dissolution, termination of existence, insolvency or business failure of Borrower; or appointment of a receiver, trustee or custodian, for all or any part of the property of, assignment for the benefit of creditors by, or the commencement of any proceeding by Borrower under any reorganization, bankruptcy, insolvency, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, now or in the future in effect; or (j) the commencement of any proceeding against Borrower, any Guarantor or any Material Foreign Subsidiary under any reorganization, bankruptcy, insolvency, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, now or in the future in effect, which is not cured by the dismissal thereof within forty five (45) days after the date commenced; or (k) revocation or termination of, or limitation or denial of liability upon, any guaranty of the Obligations by any Guarantor or any attempt to do any of the foregoing, or commencement of proceedings by any Guarantor under any bankruptcy or insolvency law; or (l) Borrower makes any payment on account of any indebtedness or obligation which has been subordinated to the Obligations other than as permitted in the applicable subordination agreement, or if any Person who has subordinated such indebtedness or obligations terminates or in any way limits his subordination agreement; or (m) if at any time after the date hereof, Persons currently holding shares of stock of Borrower shall (i) at any time prior to a secondary public offering by any Borrower hold less than 51% of the outstanding shares, or (ii) at any time after a secondary public offering, hold less than 15% of the outstanding shares of Borrower; or (n) Borrower shall generally not pay its debts as they become due, or Borrower, any Guarantor, or any Material Foreign Subsidiary shall conceal, remove or transfer any part of its property, with intent to hinder, delay or defraud its creditors, or make or suffer any transfer of any of its property which may be fraudulent under any bankruptcy, fraudulent conveyance or similar law; or (o) a Material Adverse Change shall occur.  Silicon may cease making any Loans hereunder during any of the above cure periods, and thereafter if an Event of Default has occurred and is continuing, or (p) if a money judgment(s) in excess of $2,500,000 individually or in the in the aggregate is rendered against any Borrower and is unsatisfied and unstayed for 10 days.

7.2  Remedies.  Upon the occurrence and during the continuance of any Event of Default, and at any time thereafter, Silicon, at its option and without notice or demand of any kind (all of which are hereby expressly waived by Borrower), may do any one or more of the following: (a) Cease making Loans or otherwise extending credit to Borrower under this Agreement or any other Loan Document; (b) Accelerate and declare all or any part of the Obligations to be immediately due, payable, and performable, notwithstanding any deferred or installment payments allowed by any instrument evidencing or relating to any Obligation; (c) Take possession of any or all of the Collateral wherever it may be found, and for that purpose Borrower hereby authorizes Silicon without judicial process to enter onto any of Borrower’s premises without interference to search for, take possession of, keep, store, or remove any of the Collateral, and remain on the premises or cause a custodian to remain on the premises in exclusive control thereof, without charge for so long as Silicon deems it necessary, in its good faith business judgment, in order to complete the enforcement of its rights under this Agreement or any other agreement; provided, however, that should Silicon seek to take possession of any of the Collateral by court process, Borrower hereby irrevocably waives: (i) any bond and any surety or security relating thereto required by any statute, court rule or otherwise as an incident to such possession, (ii) any demand for possession prior to the commencement of any suit or action to recover possession thereof, and (iii) any requirement that Silicon retain possession of, and not dispose of, any such Collateral until after trial or final judgment; (d) Require Borrower to assemble any or all of the Collateral and make it available to Silicon at places designated by Silicon which are reasonably convenient to Silicon and Borrower, and to remove the Collateral to such locations as Silicon may deem advisable; (e) Complete the processing, manufacturing or repair of any Collateral prior to a disposition thereof and, for such purpose and for the purpose of removal, Silicon shall have the right to use Borrower’s premises, vehicles, hoists, lifts, cranes, and other Equipment and all other property without charge; (f) Sell, lease or otherwise dispose of any of the Collateral, in its condition at the time Silicon obtains possession of it or after further manufacturing, processing or repair, at one or more public and/or private sales, in lots or in bulk, for cash, exchange or other property, or on credit, and to adjourn any such sale from time to time without notice other than oral announcement at the time scheduled for sale.  Silicon shall have the right to conduct such disposition on Borrower’s premises without charge, for such time or times as Silicon deems reasonable, or on Silicon’s premises, or elsewhere and the Collateral need not be located at the place of disposition.  Silicon may directly or through any affiliated company purchase or lease any Collateral at any such public disposition, and if permissible under applicable law, at any private disposition.  Any sale or other disposition of Collateral shall not relieve Borrower of any liability Borrower may have if any Collateral is defective as to title or physical condition or otherwise at the time of sale; (g) Demand payment of, and collect any Accounts and General Intangibles comprising Collateral and, in connection therewith, Borrower irrevocably authorizes Silicon to endorse or sign Borrower’s name on all collections, receipts, instruments and other documents, to take possession of and open mail addressed to Borrower and remove therefrom payments made with respect to any item of the Collateral or proceeds thereof, and, in Silicon’s good faith business judgment, to grant extensions of time to pay, compromise claims and settle Accounts and the like for less than face value; (h) Offset against any sums in any of Borrower’s general, special or other Deposit Accounts with Silicon against any or all of the Obligations; and (i) Demand and receive possession of any of Borrower’s federal and state income tax returns and the books and records utilized in the preparation thereof or referring thereto.  All reasonable attorneys’ fees, expenses, costs, liabilities and obligations incurred by Silicon with respect to the foregoing shall be added to and become part of the Obligations, shall be due on demand, and shall bear interest at a rate equal to the highest interest rate applicable to any of the Obligations.  Without limiting any of Silicon’s rights and remedies, from and after the occurrence and during the continuance of any Event of Default, the interest rate applicable to the Obligations shall be increased by an additional three percent (3%) per annum (the “Default Rate”).

7.3  Standards for Determining Commercial Reasonableness.  Borrower and Silicon agree that a sale or other disposition (collectively, “sale”) of any Collateral which complies with the following standards will conclusively be deemed to be commercially reasonable:  (i) Notice of the sale is given to Borrower at least ten (10) days prior to the sale, and, in the case of a public sale, notice of the sale is published at least five days before the sale in a newspaper of general circulation in the county where the sale is to be conducted; (ii) Notice of the sale describes the collateral in general, non-specific terms; (iii) The sale is conducted at a place designated by Silicon in such notices, with or without the Collateral being present; (iv) The sale commences at any time between 8:00 a.m. and 6:00 p.m.; (v) Payment of the purchase price in cash or by cashier’s check or wire transfer is required; and (vi) With respect to any sale of any of the Collateral, Silicon may (but is not obligated to) direct any prospective purchaser to ascertain directly from Borrower any and all information concerning the same.  Silicon shall be free to employ other methods of noticing and selling the Collateral, in its discretion, if they are commercially reasonable.

7.4  Power of Attorney.  Upon the occurrence and during the continuance of any Event of Default, without limiting Silicon’s other rights and remedies, Borrower grants to Silicon an irrevocable power of attorney coupled with an interest, authorizing and permitting Silicon (acting through any of its employees, attorneys or agents) at any time, at its option, but without obligation, with or without notice to Borrower, and at Borrower’s expense, to do any or all of the following, subject to the terms of any applicable intercreditor agreement, in Borrower’s name or otherwise, but Silicon agrees that if it exercises any right hereunder, it will do so in good faith and in a commercially reasonable manner:  (a) Execute on behalf of Borrower any documents that Silicon may, in its good faith business judgment, deem advisable in order to perfect and maintain Silicon’s security interest in the Collateral, or in order to exercise a right of Borrower or Silicon, or in order to fully consummate all the transactions contemplated under this Agreement, and all other Loan Documents; (b) Execute on behalf of Borrower, any invoices relating to any Account, any draft against any Account Debtor and any notice to any Account Debtor, any proof of claim in bankruptcy, any Notice of Lien, claim of mechanic’s, materialman’s or other lien, or assignment or satisfaction of mechanic’s, materialman’s or other lien; (c) Take control in any manner of any cash or non-cash items of payment or proceeds of Collateral; endorse the name of Borrower upon any instruments, or documents, evidence of payment or Collateral that may come into Silicon’s possession; (d) Endorse all checks and other forms of remittances received by Silicon; (e) Pay, contest or settle any lien, charge, encumbrance, security interest and adverse claim in or to any of the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; (f) Grant extensions of time to pay, compromise claims and settle Accounts and General Intangibles for less than face value and execute all releases and other documents in connection therewith; (g) Pay any sums required on account of Borrower’s taxes or to secure the release of any liens therefor, or both; (h) Settle and adjust, and give releases of, any insurance claim that relates to any of the Collateral and obtain payment therefor; (i) Instruct any third party having custody or control of any books or records belonging to, or relating to, Borrower to give Silicon the same rights of access and other rights with respect thereto as Silicon has under this Agreement; and (j) Take any action or pay any sum required of Borrower pursuant to this Agreement and any other Loan Documents.  Any and all reasonable sums paid and any and all reasonable costs, expenses, liabilities, obligations and attorneys’ fees incurred by Silicon with respect to the foregoing shall be added to and become part of the Obligations, shall be payable on demand, and shall bear interest at a rate equal to the highest interest rate applicable to any of the Obligations.  In no event shall Silicon’s rights under the foregoing power of attorney or any of Silicon’s other rights under this Agreement be deemed to indicate that Silicon is in control of the business, management or properties of Borrower.

7.5  Application of Proceeds.  Subject to the Intercreditor Agreement, all proceeds realized as the result of any sale of the Collateral shall be applied by Silicon first to the reasonable costs, expenses, liabilities, obligations and attorneys’ fees incurred by Silicon in the exercise of its rights under this Agreement, second to the interest due upon any of the Obligations, and third to the principal of the Obligations, in such order as Silicon shall determine in its sole discretion.  Any surplus shall be paid to Borrower or other persons legally entitled thereto; Borrower shall remain liable to Silicon for any deficiency.  If, Silicon, in its good faith business judgment, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Silicon shall have the option, exercisable at any time, in its good faith business judgment, of either reducing the Obligations by the principal amount of purchase price or deferring the reduction of the Obligations until the actual receipt by Silicon of the cash therefor.

7.6  Remedies Cumulative.  In addition to the rights and remedies set forth in this Agreement, Silicon shall have all the other rights and remedies accorded a secured party under the California Uniform Commercial Code and under all other applicable laws, and any Loan Document now or in the future entered into between Silicon and Borrower, and all of such rights and remedies are cumulative and none is exclusive.  Exercise or partial exercise by Silicon of one or more of its rights or remedies shall not be deemed an election, nor bar Silicon from subsequent exercise or partial exercise of any other rights or remedies.  The failure or delay of Silicon to exercise any rights or remedies shall not operate as a waiver thereof, but all rights and remedies shall continue in full force and effect until all of the Obligations have been fully paid and performed.

8.                                      DEFINITIONS.  As used in this agreement, the following terms have the following meanings:

“Account Debtor” means the obligor on an Account.

“Accounts” means all present and future “accounts” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all accounts receivable and other sums owing to Borrower.

“Additional Borrower” means each Person that has executed and delivered an Additional Borrower Joinder Supplement that has been accepted and approved by Silicon, including, but not limited to, each Material Domestic Subsidiary.

“Additional Borrower Joinder Supplement” means an Additional Borrower Joinder Supplement in substantially the form attached hereto as Exhibit D, with the blanks appropriately completed and executed and delivered by the Additional Borrower and accepted by the Company on behalf of the Borrower.

“Affiliate” means, with respect to any Person, any parent or subsidiary of such Person, or any Person controlling, controlled by or under common control with such Person.

“Allied Riser Notes” means those certain 7.50% Convertible Subordinated Notes due 2007, entered into between Allied Riser Communications Corporation (“Issuer”) and Wilmington Trust Company (“Trustee”), dated June 28, 2000.

“Business Day” means a day on which Silicon is open for business.  In the event that an Obligation is due on a day which is not a Business Day, it shall be deemed due on the first following Business Day.

“Closing Date” is the date of this Agreement.

“Code” means the Uniform Commercial Code as adopted and in effect in the State of California from time to time.

“Collateral” has the meaning set forth in Section 2 above.

“continuing” and “during the continuance of” when used with reference to a Default or Event of Default means that the Default or Event of Default has occurred and has not been either waived in writing by Silicon or cured .

“Default” means any event which with notice or passage of time or both, would constitute an Event of Default.

“Default Rate” has the meaning set forth in Section 7.2 above.

“Deposit Accounts” means all present and future “deposit accounts” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all general and special bank accounts, demand accounts, checking accounts, savings accounts and certificates of deposit.

“Domestic Accounts” means Accounts arising from account debtors located in the United States or Canada.

“EBITDA” means earnings before interest, taxes, depreciation, amortization, non-cash deferred compensation expense, and expenses for restructuring or terminated public or private offerings.

“Eligible Accounts” means Accounts and General Intangibles arising in the ordinary course of Borrower’s business from the sale of goods or the rendition of services, or the non-exclusive licensing of Intellectual Property, which Silicon, in its good faith business judgment, shall deem eligible for borrowing.  Without limiting the fact that the determination of which Accounts are eligible for borrowing is a matter of Silicon’s good faith business judgment, the following (the “Minimum Eligibility Requirements”) are the minimum requirements for a Account to be an Eligible Account:  (i) the Account must not be outstanding for more than the Eligibility Period; (ii) the Account must not represent progress billings, finance charges or termination billings, or be due under a fulfillment or requirements contract with the Account Debtor; (iii) the Account must not be subject to any contingencies (including Accounts arising from sales on consignment, guaranteed sale or other terms pursuant to which payment by the Account Debtor may be conditional); (iv) the Account must not be owing from an Account Debtor with whom Borrower has any dispute (whether or not relating to the particular Account); (v) the Account must not be owing from an Affiliate of Borrower; (vi) the Account must not be owing from an Account Debtor which is subject to any insolvency or bankruptcy proceeding, or whose financial condition is not acceptable to Silicon, or which, fails or goes out of a material portion of its business; (vii) the Account must not be owing from the United States or any department, agency or instrumentality thereof (unless there has been compliance, to Silicon’s satisfaction, with the United States Assignment of Claims Act); (viii) the Account must not be owing from an Account Debtor located outside the United States or Canada (unless approved by Silicon in its discretion in writing); and (ix) the Account must not be owing from an Account Debtor to whom Borrower is liable for goods purchased from such Account Debtor or otherwise (but, in such case, the Account will be deemed not eligible only to the extent of any amounts owed by Borrower to such Account Debtor).  Accounts owing from one Account Debtor will not be deemed Eligible Accounts to the extent they exceed twenty five percent (25%) of the total Accounts outstanding.  Reserves that a Borrower has established for Accounts owed to such Borrower shall not be deemed Eligible Accounts.  In addition, if more than twenty five percent (25%) of the Accounts owing from an Account Debtor are outstanding for a period longer than their Eligibility Period (without regard to unapplied credits) or are otherwise not Eligible Accounts, then all Accounts owing from that Account Debtor will be deemed ineligible for borrowing; provided, however, at all times that Borrower’s unencumbered cash at Silicon is greater than $15,000,000, if more than fifty percent (50%) (rather than 25% as per the preceding clause of this sentence) of the Accounts owing from an Account Debtor are outstanding for a period longer than their Eligibility Period (without regard to unapplied credits) or are otherwise not Eligible Accounts, then all Accounts owing from that Account Debtor will be deemed ineligible for borrowing.  Silicon may, from time to time, in its good faith business judgment, revise the Minimum Eligibility Requirements, upon written notice to Borrower.

“Eligible Foreign Accounts” are Accounts of a Borrower that otherwise meet the Minimum Eligibility Requirements except that the Account arises from an Account Debtor located outside the United States or Canada.

“Eligibility Period” means ninety (90) days from the invoice date for each Account, provided that at any time that Borrower fails to maintain at least $7,000,000 of unencumbered cash with Silicon, the Eligibility Period shall mean sixty (60) days from the invoice date for each Account.

“Equipment” means all present and future “equipment” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“Event of Default” means any of the events set forth in Section 7.1 of this Agreement.

“Existing Subsidiaries” means the Subsidiaries.

“Foreign Accounts” means Accounts arising from account debtors located outside the United States or Canada.

“GAAP” means generally accepted accounting principles in the United States of America.

“General Intangibles” means all present and future “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all Intellectual Property, payment intangibles, royalties, contract rights, goodwill, franchise agreements, purchase orders, customer lists, route lists, telephone numbers, domain names, claims, income tax refunds, security and other deposits, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“good faith business judgment” means honesty in fact and good faith (as defined in Section 1201 of the Code) in the exercise of Silicon’s business judgment.

“Guarantors” is any present or future guarantor of the Obligations, including Symposium Gamma, Inc., a Delaware corporation.

“including” means including (but not limited to).

“Intellectual Property” means all present and future (a) copyrights, copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished, (b) trade secret rights, including all rights to unpatented inventions and know-how, and confidential information; (c) mask work or similar rights available for the protection of semiconductor chips; (d) patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same; (e) trademarks, servicemarks, trade styles, and trade names, whether or not any of the foregoing are registered, and all applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by any such trademarks; (f) computer software and computer software products; (g) designs and design rights; (h) all claims for damages by way of past, present and future infringement of any of the rights included above; (i) all licenses or other rights to use any property or rights of a type described above.

“Inventory” means all present and future “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” is any beneficial ownership of (including stock, partnership interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

“Investment Property” means all present and future investment property, securities, stocks, bonds, debentures, debt securities, partnership interests, limited liability company interests, options, security entitlements, securities accounts, commodity contracts, commodity accounts, and all financial assets held in any securities account or otherwise, and all options and warrants to purchase any of the foregoing, wherever located, and all other securities of every kind, whether certificated or uncertificated.

“Item of Payment” means each check, draft, cash, money, instrument, item, and other remittance in payment or on account of payment of the Accounts or otherwise with respect to any Collateral, including, without limitation, cash proceeds of any returned, rejected or repossessed goods, the sale or lease of which gave rise to an Account, and other proceeds of Collateral; and “Items of Payment” means the collective reference to all of the foregoing.

“Lien” is a mortgage, lien, deed of trust, charge, pledge, security interest or any other encumbrance.

“Loan Documents” means, collectively, this Agreement, the Representations, the Guaranties, the Pledge Agreement, and all other present and future documents, instruments and agreements between Silicon and Borrower or any Guarantor, including, but not limited to those relating to this Agreement, and all amendments and modifications thereto and replacements therefor.

“Material Adverse Change” means any of the following: (i) a material adverse change in the business, operations, or financial or other condition of the Borrower, or (iii) a material impairment of the value or priority of Silicon’s security interests in the Collateral.

“Material Domestic Subsidiary” means any Subsidiary of Borrower organized under the laws of the United States or Canada that (i) has revenue in excess of One Million Dollars ($1,000,000) in a fiscal year, (ii) owns assets with a fair market value in excess of One Million Dollars ($1,000,000), or (iii) is including any of its Accounts as part of Eligible Accounts or Eligible Foreign Accounts.

“Material Foreign Subsidiary” means any Subsidiary of Borrower organized outside the laws of the United States or Canada that (i) has revenue in excess of One Million Dollars ($1,000,000) in a fiscal year, (ii) owns assets with a fair market value in excess of One Million Dollars ($1,000,000), or (iii) is including any of its Accounts as part of Eligible Accounts or Eligible Foreign Accounts.

“Non Material Subsidiaries” means any Subsidiary of Borrower which is not required to become a party to this Agreement pursuant to the requirements of Section 4.10 of this Agreement.

“Obligations” means all present and future Loans, advances, debts, liabilities, obligations, guaranties, covenants, duties and indebtedness at any time owing by Borrower to Silicon, whether evidenced by this Agreement or any note or other instrument or document, whether arising from an extension of credit, opening of a letter of credit, loan, guaranty, indemnification or otherwise, whether direct or indirect, absolute or contingent, due or to become due, including, without limitation, all interest, charges, expenses, fees, attorney’s fees, expert witness fees, audit fees, letter of credit fees, collateral monitoring fees, closing fees, facility fees, termination fees, minimum interest charges and any other sums, in each case required to be paid by Borrower under this Agreement or under any other Loan Documents.

“Other Property” means the following as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and all rights relating thereto: all present and future “commercial tort claims” (including without limitation any commercial tort claims identified in the Representations), “documents”, “instruments”, “promissory notes”, “chattel paper”, “letters of credit”, “letter-of-credit rights”, “fixtures”, “farm products” and “money”; and all other goods and personal property of every kind, tangible and intangible, governed by the Code.

“Payment” means all checks, wire transfers and other items of payment received by Silicon (including proceeds of Accounts and payment of the Obligations in full) for credit to Borrower’s outstanding Loans or, if the balance of the Loans have been reduced to zero, for credit to its Deposit Accounts.

“Permitted Liens” means the following: (i) purchase money security interests in specific items of real property, fiber and Equipment which Silicon consents to; (ii) leases (operating and capital) of real property, fiber and Equipment; (iii) liens for taxes not yet payable and being contested as permitted hereunder; (iv) additional security interests and liens consented to in writing by Silicon, which consent may be withheld in its good faith business judgment; (v) security interests being terminated substantially concurrently with this Agreement; (vi) liens of materialmen, mechanics, warehousemen, carriers, or other similar liens arising in the ordinary course of business and securing obligations which are not delinquent; (vii) liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by liens of the type described above in clauses (i) or (ii) above, provided that any extension, renewal or replacement lien is limited to the property encumbered by the existing lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase.  Silicon will have the right to require, as a condition to its consent under subparagraph (iv) above, that the holder of the additional security interest or lien sign an intercreditor agreement in form and substance satisfactory to Silicon in its reasonable discretion, acknowledge that the security interest is subordinate to the security interest in favor of Silicon, and agree not to take any action to enforce its subordinate security interest so long as any Obligations remain outstanding, and that Borrower agree that any uncured default in any obligation secured by the subordinate security interest shall also constitute an Event of Default under this Agreement.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, limited liability company, corporation, government, or any agency or political division thereof, or any other subsidiary.

“Pledge Agreement” means that certain Stock Pledge, Assignment and Security Agreement dated March 9, 2005 from the Guarantor in favor of Silicon.

“Proceeds” means all present and future “proceeds” as defined in the Code in effect on the date hereof.

“Representations” means the written Collateral Information Sheet provided by Borrower to Silicon referred to in the Schedule, as the same may be updated from time to time with the approval of Silicon.

“Reserves” means, as of any date of determination, such amounts as Silicon may from time to time establish and revise in its good faith business judgment, reducing the amount of Loans, Letters of Credit and other financial accommodations which would otherwise be available to Borrower under the lending formula(s) provided in the Schedule: (a) to reflect events, conditions, contingencies or risks which, as determined by Silicon in its good faith business judgment, do or may adversely affect (i) the Accounts (including without limitation any increase in delinquencies of Accounts), (ii) the assets or business of Borrower or Guarantors, or (iii) the security interests and other rights of Silicon in the Collateral (including the enforceability, perfection and priority thereof); or (b) to reflect Silicon’s good faith belief that any collateral report or financial information furnished by or on behalf of Borrower or any Guarantor to Silicon is or may have been incomplete, inaccurate or misleading in any material respect; or (c) in respect of any state of facts which Silicon determines in good faith constitutes an Event of Default or may, with notice or passage of time or both, constitute an Event of Default.

 “Streamline Reporting Period” means any period where: (A) no Default or Event of Default has occurred and is continuing; and (B) (i) outstanding Loans are less than $1,000,000 or (ii) unencumbered cash at Silicon exceeds $15,000,000.

“Subordinated Debt” means indebtedness incurred by Borrower (up to $200,000,000) subordinated to Borrower’s indebtedness owed to Silicon and which is reflected in a written agreement in a manner and form acceptable to Silicon either (i) substantially in the form attached as Exhibit E or (ii) in such other form as provides for repayment of such indebtedness to be fully subordinated to the Obligations.

“Tangible Net Worth” shall mean the excess of total assets over total liabilities, determined in accordance with GAAP, with the following adjustments: (A) there shall be excluded from assets:  (i) notes, accounts receivable and other obligations owing to Borrower from its officers or other Affiliates, and (ii) all assets which would be classified as intangible assets under GAAP, including without limitation goodwill, licenses, patents, trademarks, trade names, copyrights, capitalized software and organizational costs, licenses and franchises; and (B) there shall be excluded from liabilities all Subordinated Debt.

Other Terms.  All accounting terms used in this Agreement, unless otherwise indicated, shall have the meanings given to such terms in accordance with GAAP.  All other terms contained in this Agreement, unless otherwise indicated, shall have the meanings provided by the Code, to the extent such terms are defined therein.

9.                                      GENERAL PROVISIONS.

9.1  Interest Computation; Float Charge.  In computing interest on the Obligations, all Payments received after 12:00 Noon on any day shall be deemed received on the next Business Day.  In addition, Silicon shall be entitled to charge Borrower a “float” charge in an amount equal to two (2) Business Days interest, at the interest rate applicable to the Loans, on all Payments received by Silicon.  The float charge for each month shall be payable on the last day of the month.  Silicon shall not, however, be required to credit Borrower’s account for the amount of any item of payment which is unsatisfactory to Silicon in its good faith business judgment, and Silicon may charge Borrower’s loan account for the amount of any item of payment which is returned to Silicon unpaid.

9.2  Application of Payments.  All payments with respect to the Obligations may be applied, and in Silicon’s good faith business judgment reversed and reapplied, to the Obligations, in such order and manner as Silicon shall determine in its good faith business judgment.

9.3  Charges to Accounts.  Silicon may, in its discretion, require that Borrower pay monetary Obligations in cash to Silicon, or charge them to Borrower’s Loan account, in which event they will bear interest at the same rate applicable to the Loans.  Silicon may also, in its discretion, charge any monetary Obligations to Borrower’s Deposit Accounts maintained with Silicon.

9.4  Monthly Accountings.  Silicon shall provide Borrower monthly with an account of advances, charges, expenses and payments made pursuant to this Agreement.  Such account shall be deemed correct, accurate and binding on Borrower and an account stated (except for reverses and reapplications of payments made and corrections of errors discovered by Silicon), unless Borrower notifies Silicon in writing to the contrary within sixty (60) days after such account is rendered, describing the nature of any alleged errors or omissions.

9.5  Notices.  All notices to be given under this Agreement shall be in writing and shall be given either personally or by reputable private delivery service or by regular first-class mail, or certified mail return receipt requested, addressed to Silicon or Borrower at each of the addresses shown in the heading to this Agreement, or at any other address designated in writing by one party to the other party.  Notices to Silicon shall be directed to the Commercial Finance Division, to the attention of the Division Manager or the Division Credit Manager.  All notices shall be deemed to have been given upon delivery in the case of notices personally delivered, or at the expiration of one (1) Business Day following delivery to the private delivery service, or five (5) Business Days following the deposit thereof in the United States mail, with postage prepaid.

9.6  Severability.  Should any provision of this Agreement be held by any court of competent jurisdiction to be void or unenforceable, such defect shall not affect the remainder of this Agreement, which shall continue in full force and effect.

9.7  Integration.  This Agreement and such other written agreements, documents and instruments as may be executed in connection herewith are the final, entire and complete agreement between Borrower and Silicon and supersede all prior and contemporaneous negotiations and oral representations and agreements, all of which are merged and integrated in this Agreement.  There are no oral understandings, representations or agreements between the parties which are not set forth in this Agreement or in other written agreements signed by the parties in connection herewith.

9.8  Waivers; Indemnity.  The failure of Silicon at any time or times to require Borrower to strictly comply with any of the provisions of this Agreement or any other Loan Document shall not waive or diminish any right of Silicon later to demand and receive strict compliance therewith.  Any waiver of any default shall not waive or affect any other default, whether prior or subsequent, and whether or not similar.  None of the provisions of this Agreement or any other Loan Document shall be deemed to have been waived by any act or knowledge of Silicon or its agents or employees, but only by a specific written waiver signed by an authorized officer of Silicon and delivered to Borrower.  Borrower waives the benefit of all statutes of limitations relating to any of the Obligations or this Agreement or any other Loan Document, and Borrower waives demand, protest, notice of protest and notice of default or dishonor, notice of payment and nonpayment, release, compromise, settlement, extension or renewal of any commercial paper, instrument, account, General Intangible, document or guaranty at any time held by Silicon on which Borrower is or may in any way be liable, and notice of any action taken by Silicon, unless expressly required by this Agreement. Borrower hereby agrees to indemnify Silicon and its affiliates, subsidiaries, parent, directors, officers, employees, agents, and attorneys (each a “Related Party”), and to hold them harmless from and against any and all claims, debts, liabilities, demands, obligations, actions, causes of action, penalties, costs and expenses (including reasonable attorneys’ fees), of every kind, which they may sustain or incur based upon or arising out of any of the Obligations, or any relationship or agreement between Silicon and Borrower, or any other matter, relating to Borrower or the Obligations; provided that this indemnity shall not extend to damages proximately caused by the indemnitee’s or any Related Party’s own gross negligence or willful misconduct.  Notwithstanding any provision in this Agreement to the contrary, the indemnity agreement set forth in this Section shall survive any termination of this Agreement and shall for all purposes continue in full force and effect but shall not be an obligation secured by the Collateral after the termination of this Agreement.

9.9  No Liability for Ordinary Negligence.  Neither Silicon, nor any of its directors, officers, employees, agents, attorneys or any other Person affiliated with or representing Silicon shall be liable for any claims, demands, losses or damages, of any kind whatsoever, made, claimed, incurred or suffered by Borrower or any Guarantor through the ordinary negligence of Silicon, or any of its directors, officers, employees, agents, attorneys or any other Person affiliated with or representing Silicon, but nothing herein shall relieve Silicon or any other such Person from liability for its own gross negligence or willful misconduct.

9.10  Amendment.  The terms and provisions of this Agreement may not be waived or amended, except in a writing executed by Borrower and a duly authorized officer of Silicon.

9.11  Time of Essence.  Time is of the essence in the performance by Borrower of each and every obligation under this Agreement.  If Borrower is required under the terms of this Agreement to make any payment, deliver any report or otherwise take any action on a day that is not a Business Day, then Borrower shall not be required to make such payment, deliver such report or take such action until the following Business Day.

9.12  Attorneys Fees and Costs.  Borrower shall reimburse Silicon for all reasonable attorneys’ fees and all filing, recording, search, title insurance, appraisal, audit, and other reasonable costs incurred by Silicon, pursuant to, or in connection with, or relating to this Agreement (whether or not a lawsuit is filed), including, but not limited to, any reasonable attorneys’ fees and costs Silicon incurs in order to do the following: prepare and negotiate this Agreement and all present and future documents relating to this Agreement; obtain legal advice in connection with this Agreement or Borrower; enforce, or seek to enforce, any of its rights; prosecute actions against, or defend actions by, Account Debtors; commence, intervene in, or defend any action or proceeding; initiate any complaint to be relieved of the automatic stay in bankruptcy; file or prosecute any probate claim, bankruptcy claim, third-party claim, or other claim; examine, audit, copy, and inspect any of the Collateral or any of Borrower’s books and records; protect, obtain possession of, lease, dispose of, or otherwise enforce Silicon’s security interest in, the Collateral; and otherwise represent Silicon in any litigation relating to Borrower.  In satisfying Borrower’s obligation hereunder to reimburse Silicon for attorneys fees, Borrower may, for convenience, issue checks directly to Silicon’s attorneys, Troutman Sanders LLP, but Borrower acknowledges and agrees that Troutman Sanders LLP is representing only Silicon and not Borrower in connection with this Agreement.  If either Silicon or Borrower files any lawsuit against the other predicated on a breach of this Agreement, the prevailing party in such action shall be entitled to recover its reasonable costs and attorneys’ fees, including (but not limited to) reasonable attorneys’ fees and costs incurred in the enforcement of, execution upon or defense of any order, decree, award or judgment.  All attorneys’ fees and costs to which Silicon may be entitled pursuant to this Paragraph shall immediately become part of Borrower’s Obligations, shall be due on demand, and shall bear interest at a rate equal to the highest interest rate applicable to any of the Obligations.   Upon request of Borrower after payment of such sums, Silicon will provide Borrower with copies of invoices received for such fees and expenses.

9.13  Benefit of Agreement.  The provisions of this Agreement shall be binding upon and inure to the benefit of the respective successors, assigns, heirs, beneficiaries and representatives of Borrower and Silicon; provided, however, that Borrower may not assign or transfer any of its rights under this Agreement without the prior written consent of Silicon, and any prohibited assignment shall be void.  No consent by Silicon to any assignment shall release Borrower from its liability for the Obligations.

9.14  Joint and Several Liability.  Borrower’s liability is joint and several, and the compromise of any claim with, or the release of, any Borrower shall not constitute a compromise with, or a release of, any other Borrower.

9.15  Limitation of Actions.  Any claim or cause of action by Borrower against Silicon, its directors, officers, employees, agents, accountants or attorneys, based upon, arising from, or relating to this Loan Agreement, or any other Loan Document, or any other transaction contemplated hereby or thereby or relating hereto or thereto, or any other matter, cause or thing whatsoever, occurred, done, omitted or suffered to be done by Silicon, its directors, officers, employees, agents, accountants or attorneys, shall be barred unless asserted by Borrower by the commencement of an action or proceeding in a court of competent jurisdiction by the filing of a complaint within one (1) year after the first act, occurrence or omission upon which such claim or cause of action, or any part thereof, is based, and the service of a summons and complaint on an officer of Silicon, or on any other person authorized to accept service on behalf of Silicon, within thirty (30) days thereafter.  Borrower agrees that such one-year period is a reasonable and sufficient time for Borrower to investigate and act upon any such claim or cause of action.  The one-year period provided herein shall not be waived, tolled, or extended except by the written consent of Silicon in its sole discretion.  This provision shall survive any termination of this Loan Agreement or any other Loan Document.

9.16  Paragraph Headings; Construction.  Paragraph headings are only used in this Agreement for convenience.  Borrower and Silicon acknowledge that the headings may not describe completely the subject matter of the applicable paragraph, and the headings shall not be used in any manner to construe, limit, define or interpret any term or provision of this Agreement. This Agreement has been fully reviewed and negotiated between the parties and no uncertainty or ambiguity in any term or provision of this Agreement shall be construed strictly against Silicon or Borrower under any rule of construction or otherwise.

9.17  Governing Law; Jurisdiction; Venue.  This Agreement and all acts and transactions hereunder and all rights and obligations of Silicon and Borrower shall be governed by the laws of the State of California.  As a material part of the consideration to enter into this Agreement, Borrower and Silicon: (i) agrees that all actions and proceedings relating directly or indirectly to this Agreement shall be litigated in state or federal courts located within the Commonwealth of Virginia; (ii) consents to the jurisdiction and venue of any such court and consents to service of process in any such action or proceeding by personal delivery or any other method permitted by law; and (iii) waives any and all rights such party may have to object to the jurisdiction of any such court, or to transfer or change the venue of any such action or proceeding, provided, however, that if for any reason either party cannot avail itself of such courts in the Commonwealth of Virginia, each party accepts jurisdiction of the courts and venue in Santa Clara, California.

9.18  Mutual Waiver of Jury Trial.  BORROWER AND SILICON EACH HEREBY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO, THIS AGREEMENT OR ANY OTHER PRESENT OR FUTURE INSTRUMENT OR AGREEMENT BETWEEN SILICON AND BORROWER, OR ANY CONDUCT, ACTS OR OMISSIONS OF SILICON OR BORROWER OR ANY OF THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, ATTORNEYS OR ANY OTHER PERSONS AFFILIATED WITH SILICON OR BORROWER, IN ALL OF THE FOREGOING CASES, WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

Borrower:

COGENT COMMUNICATIONS, INC.			COGENT CANADA, INC.

By:	/s/David Schaeffer
	Name:	David Schaeffer	By:	By:	/s/David Schaeffer
	Title:	CEO		Name:	David Schaeffer
				Title:	President
NETWORK EQUIPMENT SOLUTIONS, LLC

By:	By:	/s/David Schaeffer
	Name:	David Schaeffer
	Title:	President	Silicon:

UFO GROUP, INC.,			SILICON VALLEY BANK

By:	By:	/s/David Schaeffer
	Name:	David Schaeffer	By:	/s/ Peter Bendoris
	Title:	President		Name: Peter Bendoris
Title: Relationship Mgr.
ALLIED RISER COMMUNICATIONS
CORPORATION

By:	By:	/s/David Schaeffer
	Name:	David Schaeffer
	Title:	President

ALLIED RISER OPERATIONS CORPORATION

By:	By:	/s/David Schaeffer
	Name:	David Schaeffer
	Title:	President

COGENT CANADA HOLDINGS, INC.

By:	By:	/s/David Schaeffer
	Name:	David Schaeffer
	Title:	President

Silicon Valley Bank

Schedule to

Amended and Restated Loan and Security Agreement

Borrower:	COGENT COMMUNICATIONS, INC., a Delaware corporation (the “Company”)
COGENT COMMUNICATIONS GROUP, INC., a Delaware corporation (the “Parent”)
NETWORK EQUIPMENT SOLUTIONS, LLC, a Delaware limited liability company (“NES”)
UFO GROUP, INC., a Delaware corporation
ALLIED RISER COMMUNICATIONS CORPORATION, a Delaware corporation
ALLIED RISER OPERATIONS CORPORATION, a Delaware corporation
COGENT CANADA HOLDINGS, INC., a Nova Scotia corporation
COGENT CANADA, INC., a Canadian Federal corporation; and certain Additional Borrowers added to this Agreement from time to time.

Address for
all Borrowers
except NES:	1015 31st Street, NW, Washington, DC 20007

Address
for NES:	2711 Centerville Road, Suite 400
Wilmington, Delaware 19808

Date:	December 16, 2005

This Schedule forms an integral part of the Amended and Restated Loan and Security Agreement between Silicon Valley Bank and the above-borrower of even date.

1. CREDIT LIMIT (Section 1.1):

“Credit Limit” means the lesser of (a) sum of the then applicable Formula Amount and the Non-Formula Amount, all as calculated below, or (b) Twenty Million Dollars ($20,000,000), provided, however, until such time as Silicon receives evidence satisfactory to it that all Liens in favor of Cisco Systems Capital Corporation have been released and terminated, Credit Limit shall mean Ten Million Dollars ($10,000,000).

For purposes hereof, “Formula Amount” means the following amounts at the following times:

•

When Borrower’s unencumbered cash held at Silicon is greater than $15,000,000, “Formula Amount” shall mean eighty-five percent (85%) of Borrower’s Eligible Accounts, plus the lesser of (i) fifty percent (50%) of Borrower’s Eligible Foreign Accounts or (ii) $2,000,000, provided, however, Silicon may, from time to time, modify the above percentage, in its good faith business judgment, upon notice to the Borrower, based on changes in collection experience with respect to Accounts or other issues or factors relating to the Accounts or other Collateral;

•

When Borrower’s unencumbered cash held at Silicon is less than $15,000,000 but greater than $9,000,000, “Formula Amount” shall mean the sum seventy-five percent (75%) of Borrower’s Eligible Accounts, plus the lesser of (i) fifty percent (50%) of Borrower’s Eligible Foreign Accounts or (ii) $2,000,000, provided, however, Silicon may, from time to time, modify the above percentages, in its good faith business judgment, upon notice to the Borrower, based on changes in collection experience with respect to Accounts or other issues or factors relating to the Accounts or other Collateral; and

•

When Borrower’s unencumbered cash held at Silicon is less than $9,000,000, “Formula Amount” shall mean seventy-five percent (75%) of Borrower’s Eligible Accounts, provided, however, Silicon may, from time to time, modify the above percentage, in its good faith business judgment, upon notice to the Borrower, based on changes in collection experience with respect to Accounts or other issues or factors relating to the Accounts or other Collateral.

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For purposes hereof, “Non Formula Amount” means the following amounts at the following times:

	•	When Borrower’s unencumbered cash held at Silicon is greater than or equal to $20,000,000, “Non Formula Amount” shall mean $10,000,000;

	•	When Borrower’s unencumbered cash held at Silicon is greater than or equal to $19,000,000, but less than $20,000,000, “Non Formula Amount” shall mean $9,000,000;

	•	When Borrower’s unencumbered cash held at Silicon is greater than or equal to $18,000,000, but less than $19,000,000, “Non Formula Amount” shall mean $8,000,000;

	•	When Borrower’s unencumbered cash held at Silicon is greater than or equal to $17,000,000, but less than $18,000,000, “Non Formula Amount” shall mean $7,000,000;

	•	When Borrower’s unencumbered cash held at Silicon is greater than or equal to $16,000,000, but less than $17,000,000, “Non Formula Amount” shall mean $6,000,000;

	•	When Borrower’s unencumbered cash held at Silicon is greater than or equal to $15,000,000, but less than $16,000,000, “Non Formula Amount” shall mean $5,000,000;

Letter of Credit Sublimit
(Section 1.7):		Two Million Dollars ($2,000,000)

Cash Management Sublimit
(Section 1.8):		Three Hundred Thousand Dollars ($300,000)

Foreign Exchange Sublimit
(Section 1.9):		Five Hundred Thousand Dollars ($500,000)

2. INTEREST.

Interest Rate (Section 1.2):

All Loans and all other Obligations shall bear interest at a rate equal to the Prime Rate, plus 1.50% per annum.  Upon Borrower achieving three (3) consecutive months of positive EBITDA and provided positive EBITDA

3

continues to be achieved monthly, interest shall be reduced to the Prime Rate, plus 1.00% per annum.

During any period when Borrower’s unencumbered cash held at Silicon is greater than $15,000,000, then the Obligations shall bear interest at a rate equal to the Prime Rate plus 0.50% per annum.

All interest shall be calculated on the basis of a 360-day year for the actual number of days elapsed.  “Prime Rate” means the rate announced from time to time by Silicon as its “prime rate;” it is a base rate upon which other rates charged by Silicon are based, and it is not necessarily the best rate available at Silicon.  The interest rate applicable to the Obligations shall change on each date there is a change in the Prime Rate.

3. FEES (Section 1.4):

Loan Fee:	In consideration of Silicon’s agreement to amend and restate the Original Loan Agreement, a non-refundable fee in the amount of $28,150.68 payable on the closing date.

Collateral Monitoring Fee:

$1,000, per month, payable in arrears (prorated for any partial month at the beginning and at termination of this Agreement), provided that during any Streamline Reporting Period this fee will be waived.

Unused Portion Fee:

The Borrower shall pay to Silicon a fee (collectively, the “Unused Line Fees” and individually, a “Unused Line Fee”) in an amount equal to three-eighths of one percent (0.375%) per annum of the average daily unused and undisbursed portion of the Credit Limit accruing during each month; provided, however, Borrower’s unencumbered cash held at Silicon is greater than $15,000,000, the Unused Line Fee shall be an amount equal to one quarter of one percent (0.25%) per annum of the average daily unused and undisbursed portion of the Credit Limit accruing during each month.  The accrued and unpaid portion of the Unused Line Fee shall be paid by the Borrower to Silicon on the last day of each month, commencing on the first such date following the date hereof, and on the Maturity Date.

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4. MATURITY DATE
(Section 6.1):		January 31, 2007.

5. FINANCIAL COVENANTS
(Section 5.1):		Borrower shall comply with each of the following covenants. Compliance shall be determined as of the end of each month, except as otherwise specifically provided below:
EBITDA, less unfunded
Capital Expenditures:		Borrower shall maintain, tested as of the end of each month, EBIDTA, less Unfunded Capital Expenditures of not less than the following amounts at the following times:

		EBITDA:	Period Ending:
		$(2,500,000)	December 31, 2005 through March 31, 2006;
		$(1,500,000)	April 30, 2006 through June 30, 2006;
		$(1,000,000)	July 31, 2006 through September 30, 2006; and
		$0	October 31, 2006 and thereafter.

For purposes hereof, “Unfunded Capital Expenditures” means the purchase of a fixed asset, the purchase price of which has not been funded through a capital lease or debt.

6. REPORTING.
(Section 5.3):	Borrower shall provide Silicon with the following:

	1.	For Domestic Accounts Only: Weekly transaction reports and schedules of collections, on Silicon’s standard form.

2.

For Eligible Accounts and Eligible Foreign Accounts (if borrowing against Eligible Foreign Accounts):  Monthly accounts receivable agings, aged by invoice date, within twenty five (25) days after the end of each month.

3.

For Eligible Accounts and Eligible Foreign Accounts (if borrowing against Eligible Foreign Accounts):  Monthly accounts payable agings, aged by invoice date, and outstanding or held check registers, if any, within twenty five (25) days after the end of each month.

5

4.

For Domestic Accounts Only: Monthly reconciliations of accounts receivable agings (aged by invoice date), transaction reports, and general ledger, within twenty five (25) days after the end of each month.

5.	Monthly unaudited financial statements, as soon as available, and in any event within thirty (30) days after the end of each month.

6.

Monthly Compliance Certificates, within thirty (30) days after the end of each month, in the form of Exhibit A, signed by the Chief Financial Officer of Borrower, certifying that as of the end of such month whether Borrower was in full compliance with all of the terms and conditions of this Agreement, and setting forth calculations showing whether Borrower is then in compliance with the financial covenants set forth in this Agreement and such other information as Silicon shall reasonably request, including, without limitation, a statement that at the end of such month there were no held checks.

7.

Annual operating budgets (including income statements, balance sheets and cash flow statements, by month) for the upcoming fiscal year of Borrower within thirty (30) days prior to the end of each fiscal year of Borrower.

8.

Annual financial statements, as soon as available, and in any event within one hundred twenty (120) days following the end of Borrower’s fiscal year, certified by, and with an unqualified opinion of, independent certified public accountants acceptable to Silicon.

Streamline Reporting Period

Notwithstanding anything to the contrary set forth in this Agreement, during any Streamline Reporting Period Borrower shall provide Silicon with transaction reports on Silicon’s standard form, including, sales, credit memos and collections journals within thirty (30) days after the end of each month (rather than weekly as per Section 6(1) above).

Request for Loans.  Borrower shall provide Silicon with at least fifteen (15) days’ prior written notice (or such lesser notice as Silicon may agree to accept) of Borrower’s desire to have Silicon make any Loan to Borrower which causes the principal balance to exceed $1,000,000.  Such Loans, if any, shall be made in accordance with the terms and conditions of this Agreement.

6

7. BORROWER INFORMATION:

Borrower represents and warrants that the information set forth in the Collateral Information Sheet of the Borrower dated December 15, 2005 previously submitted to Silicon (the “Representations”) is true and correct in all material respects as of the date hereof.

8. ADDITIONAL PROVISIONS

1.

Banking Relationship.  Borrower shall at all times maintain a banking relationship with Silicon. Without limiting the generality of the foregoing, Borrower shall, at all times, maintain not less than sixty percent (60%) of its total unrestricted cash and investments maintained with institutions in the United States and Canada on deposit with Silicon.  As to any Deposit Accounts and investment accounts maintained with another institution (other than the lockbox account of Borrower held at SunTrust Bank or any accounts which are required to secure letters of credit issued by such institution), Borrower shall cause such institution, within thirty (30) days after the date of this Agreement, to enter into a control agreement in form acceptable to Silicon in its good faith business judgment in order to perfect Silicon’s first-priority security interest in said Deposit Accounts and investment accounts.

2.

Subordination of Inside Debt.  All present and future indebtedness for borrowed money of Borrower to its officers, directors and shareholders (“Inside Debt”) shall, at all times, be subordinated to the Obligations pursuant to a subordination agreement acceptable to Silicon in its reasonable discretion.  Borrower represents and warrants that there is no Inside Debt presently outstanding.  Prior to incurring any Inside Debt in the future, Borrower shall cause the person to whom such Inside Debt will be owed to execute and deliver to Silicon a subordination agreement as described above.

3.

Subordination of Allied Riser Debt.  All Obligations hereunder shall be deemed “Designated Senior Debt” for purposes of that certain Indenture, dated as of June 28, 2000, between the Issuer and the Trustee, as amended from time to time.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

7

Borrower:

COGENT COMMUNICATIONS, INC.			COGENT CANADA, INC.

			By:	By:	/s/David Schaeffer
By:	By:	/s/David Schaeffer		Name:	David Schaeffer
	Name:	David Schaeffer		Title:	President
	Title:	CEO

NETWORK EQUIPMENT SOLUTIONS, LLC

Silicon:

By:	By:	/s/David Schaeffer	SILICON VALLEY BANK
	Name:	David Schaeffer
	Title:	President

UFO GROUP, INC.,			By:	/s/ Peter Bendoris
Name: Peter Bendoris
Title: Relationship Mgr.

By:	By:	/s/David Schaeffer
	Name:	David Schaeffer
	Title:	President

ALLIED RISER COMMUNICATIONS
CORPORATION

By:	By:	/s/David Schaeffer
	Name:	David Schaeffer
	Title:	President

ALLIED RISER OPERATIONS CORPORATION

By:	By:	/s/David Schaeffer
	Name:	David Schaeffer
	Title:	President

COGENT CANADA HOLDINGS, INC.

By:	By:	/s/David Schaeffer
	Name:	David Schaeffer
	Title:	President

8

Exhibit A

COMPLIANCE CERTIFICATE

To:	Silicon Valley Bank

From:	Cogent Communications, Inc.
1015 31st Street, NW
Washington, DC 20007

The undersigned authorized officer of Cogent Communications, Inc. (“Company”) certifies on behalf of Borrower that under the terms and conditions of the Amended and Restated Loan and Security Agreement between Borrower and Bank (the “Agreement”), (i) Borrower is in complete compliance for the period ending                         with all required covenants except as noted below and (ii) all representations and warranties in the Agreement are true and correct in all material respects on this date.  In addition, the undersigned authorized officer of Borrower certifies that Borrower and each Subsidiary (i) has timely filed all required tax returns and paid, or made adequate provision to pay, all material taxes, except those being contested in good faith with adequate reserves under GAAP and (ii) does not have any legal actions pending or threatened against Borrower or any Subsidiary which Borrower has not previously notified in writing to Bank.  Attached are the required documents supporting the certification.  In addition, the undersigned certifies that (1) Borrower and each Subsidiary has timely filed all required tax returns and paid, or made adequate provision to pay, all material taxes, except those being contested in good faith with adequate reserves under GAAP and (ii) no liens has been levied or claims made against Borrower or any of its Subsidiaries relating to unpaid employee payroll or benefits which Borrower has not previously notified in writing to Bank.  The Officer certifies that these are prepared in accordance with Generally Accepted Accounting Principles (GAAP) consistently applied from one period to the next except as explained in an accompanying letter or footnotes.  The Officer acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered.

Please indicate compliance status by circling Yes/No under “Complies” column.

REPORTING COVENANT	REQUIRED	COMPLIES
Financials & Comp. Cert.	Monthly w/in 30 days	YES/NO
Reconciliations of Domestic and if applicable, Foreign Receivable agings (invoice date)	Monthly w/in 25 days	YES/NO
Reconciliations of Domestic and if applicable, Foreign A/R agings,	Monthly w/in 25 days	YES/NO
Transactions reports, G/L (Domestic Only)	Weekly if not Streamline/
	Monthly w/in 30 days if Streamline	YES/NO

Payables agings	Monthly w/in 25 days	YES/NO
Held Checks		YES/NO
If YES, Held Checks Register	Monthly w/in 25 days	YES/NO

Audited Annual Financials	FYE w/in 120 days	YES/NO
Annual Operating Budget	W/in 30 days prior to FYE	YES/NO

FINANCIAL COVENANT	REQUIRED	ACTUAL
Minimum Unencumbered Domestic Cash (At all times)	60% of US & Canada Cash	$

Complies? YES/NO

EBITDA and unfunded Capital Expenditures:

$(2,500,000)	December 31, 2005 through March 31, 2006;
$(1,500,000)	April 30, 2006 through June 30, 2006;
$(1,000,000)	July 31, 2006 through September 30, 2006; and
$0	October 31, 2006 and thereafter.

$

Complies? YES/NO

Terms are defined in the Schedule to the Loan Agreement, Section 5.1.

Comments regarding financial covenants:

By:
Name:
Title:

Received:

By:

Name:
Title:

Exhibit B

Non Material Subsidiaries

COGENT COMMUNICATIONS OF CALIFORNIA, INC.	Delaware corporation

COGENT COMMUNICATIONS OF D.C., INC.	Delaware corporation

COGENT COMMUNICATIONS OF FLORIDA, INC.	Delaware corporation

COGENT COMMUNICATIONS OF GEORGIA, INC.	Delaware corporation

COGENT COMMUNICATIONS OF MARYLAND, INC.	Delaware corporation

COGENT COMMUNICATIONS OF MASSACHUSETTS, INC.	Delaware corporation

COGENT COMMUNICATIONS OF MISSOURI, INC.	Delaware corporation

COGENT COMMUNICATIONS OF NEW YORK, INC.	Delaware corporation

COGENT COMMUNICATIONS OF OHIO, INC.	Delaware corporation

COGENT COMMUNICATIONS OF PENNSYLVANIA, INC.	Delaware corporation

COGENT COMMUNICATIONS OF TEXAS, INC.	Delaware corporation

COGENT COMMUNICATIONS OF VIRGINIA, INC.	Virginia corporation

FIBER SERVICES OF CANADA, LTD.	Nova Scotia corporation

COGENT EUROPE, SARL	Luxembourg corporation

COGENT COMMUNICATIONS FRANCE, SAS	French corporation

COGENT COMMUNICATIONS ESPANA S.A.	Spanish corporation

LAMBDANET SWITZERLAND GMBH	Swiss corporation

COGENT COMMUNICATIONS UK LTD.	English corporation

COGENT COMMUNICATIONS BELGIUM SPRL	Belgian corporation

COGENT COMMUNICATIONS NETHERLANDS B.V.	Dutch corporation

C.C.D. COGENT COMMUNICATIONS DEUTSCHLAND, GMBH	German corporation

SYMPOSIUM GAMMA, INC.	Delaware corporation

COGENT INTERNET, INC.	Delaware corporation

Exhibit C

Dissolving Subsidiaries

COGENT GREAT LAKES COMMUNICATIONS, INC. [Dissolved]	Delaware corporation

COGENT POTOMAC, INC. [Dissolved]	Delaware corporation

SFX ACQUISITION, INC. [Dissolved]	Delaware corporation

COGENT INTERNET, INC. [Dissolved]	Delaware corporation

SYMPOSIUM OMEGA, INC. [Dissolved]	Delaware corporation

Exhibit D

Form of Joinder Agreement

ADDITIONAL BORROWER JOINDER SUPPLEMENT

THIS ADDITIONAL BORROWER JOINDER SUPPLEMENT (this “Agreement”) is made this        day of             , 200  , by and among, COGENT COMMUNICATIONS, INC., a Delaware corporation (“Company”), the other “Existing Borrowers” (as that term is defined below),                                                         , a                                    corporation (the “Additional Borrower”), and wholly-owned subsidiary of Company, and SILICON VALLEY BANK, a California chartered bank (the “Bank”).

NOW, THEREFORE, for value received the undersigned agree as follows:

1.                                       Reference is hereby made to the Amended and Restated Loan and Security Agreement dated as of December     , 2005 (as amended, modified, restated, substituted, extended and renewed at any time and from time to time, the “Loan Agreement”) by and between the Company, each Person which is included in the definition of “Borrower” (as that term is defined in the Loan Agreement) immediately prior to the date of this Agreement (together with Company, the “Existing Borrowers”), and the Bank.  Capitalized terms not otherwise defined in this Agreement shall have the meanings given to them in the Loan Agreement.

2.                                       (a)  The Additional Borrower and the Existing Borrowers hereby acknowledge, confirm and agree that on and as of the date of this Agreement the Additional Borrower has become a “Borrower” (as that term is defined in the Loan Agreement), and, along with the Existing Borrowers, is included in the definition of “Borrower” under the Loan Agreement and the other Loan Documents for all purposes thereof, and as such shall be jointly and severally liable, as provided in the Loan Documents, for all Obligations thereunder (whether incurred or arising prior to, on, or subsequent to the date hereof) and otherwise bound by all of the terms, provisions and conditions thereof.

(b)                                 Without in any way implying any limitation on any of the provisions of this Agreement, the Loan Agreement, or any of the other Loan Documents, the Additional Borrower hereby assigns, pledges and grants to the Bank as security for the Obligations, and agrees that the Bank shall have a perfected and continuing security interest in, and Lien on, (i) all of the Additional Borrower’s Collateral, whether now owned or existing or hereafter acquired or arising, (ii) all returned, rejected or repossessed goods, the sale or lease of which shall have given or shall give rise to an account or chattel paper, (iii) all insurance policies relating to the foregoing, (iv) all books and records in whatever media (paper, electronic or otherwise) recorded or stored, with respect to the foregoing and all equipment and general intangibles necessary or beneficial to retain, access and/or process the information contained in those books and records, and (v) all cash and non-cash proceeds and products of the foregoing.  The Additional Borrower further agrees that the Bank, shall have in respect thereof all of the rights and remedies of a secured party under the Uniform Commercial Code as well as those provided in this Agreement, under each of the other Loan Documents and under applicable laws.

(c)                                  Without in any way implying any limitation on any of the provisions of this Agreement, the Additional Borrower agrees to execute such financing statements, instruments, and other documents as the Bank may require.

(d)                                 Without in any way implying any limitation on any of the provisions of this Agreement, the Additional Borrower hereby represents and warrants that all of the representations and warranties contained in the Loan Documents are true and correct on and as of the date hereof as if made on and as of such date, both before and after giving effect to this Joinder Supplement, and that no Event of Default or Default has occurred and is continuing or exists or would occur or exist after giving effect to this Joinder Supplement.

3.               Each Person included in the term “Borrower” hereby covenants and agrees with the Bank as follows:

(a)                                  The Obligations include all present and future indebtedness, duties, obligations, and liabilities, whether now existing or contemplated or hereafter arising, of any one or more of the Additional Borrower or the Existing Borrowers.

(b)                                 Reference in this Agreement to the Loan Agreement and the other Loan Documents to the “Borrower” or otherwise with respect to any one or more of the Persons now or hereafter included in the definition of “Borrower” or “Borrowers” shall mean each and every such Person and any one or more of such Persons, jointly and severally, unless the context requires otherwise (by way of example, and not limitation, if only one such Person is the owner of the real property which is the subject of a mortgage).

(c)                                  Each Person included in the term “Borrower” in the discretion of its respective management is to agree among themselves as to the allocation of the benefits of any Credit Extensions, provided, however, that each such Person be deemed to have represented and warranted to the Bank at the time of allocation that each benefit and use of proceeds is permitted under the terms of the Loan Agreement and Loan Documents.

(d)                                 For administrative convenience, each Person included in the term “Borrower” hereby irrevocably appoints Company as the Borrower’s attorney-in-fact, with power of substitution (with the prior written consent of the Bank in the exercise of its sole and absolute discretion), in the name of Company or in the name of the Borrower or otherwise to take any and all actions with respect to the this Agreement, the other Loan Documents, the Obligations and/or the Collateral (including, without limitation, the proceeds thereof) as Company may so elect from time to time, including, without limitation, actions to (i) request, any Credit Extensions, apply for and direct the benefits of Letters of Credits, and direct the Bank to disburse or credit the proceeds of any Credit Extensions directly to an account of Company, any one or more of such Persons or otherwise, which direction shall evidence the making of such Credit Extension and shall constitute the acknowledgement by each such Person of the receipt of the proceeds of such Credit Extension or the benefit of such Letter of Credit, (ii) enter into, execute, deliver, amend, modify, restate, substitute, extend and/or renew this Agreement, any

Additional Borrower Joinder Supplement, any other Loan Documents, security agreements, mortgages, deposit account agreements, instruments, certificates, waivers, letter of credit applications, releases, documents and agreements from time to time, and (iii) endorse any check or other item of payment in the name of such Person or in the name of Company.  The foregoing appointment is coupled with an interest, cannot be revoked without the prior written consent of the Bank, and may be exercised from time to time through Company’ duly authorized officer, officers or other Person or Persons designated by Company to act from time to time on behalf of Company.

(e)                                  Each Person included in the term “Borrower” hereby irrevocably authorizes the Bank to make Advances to any one or more of such Person, and hereby irrevocably authorizes the Bank to issue or cause to be issued Letters of Credit for the account of any or all of such Persons, pursuant to the provisions of this Agreement upon the written, oral or telephone request any one or more of the Persons who is from time to time a Responsible Officer of a Borrower under the provisions of the most recent certificate of corporate resolutions and/or incumbency of the Person included in the term “Borrower” on file with the Bank and also upon the written, oral or telephone request of any one of the Persons who is from time to time a Responsible Officer of Company under the provisions of the most recent certificate of corporate resolutions and/or incumbency for Company on file with the Bank.

(f)                                    The Bank assumes no responsibility or liability for any errors, mistakes, and/or discrepancies in the oral, telephonic, written or other transmissions of any instructions, orders, requests and confirmations between the Bank and any one or more of the Persons included in the term “Borrower” or the Bank in connection with any Credit Extension, any Letter of Credit or any other transaction in connection with the provisions of this Agreement.

4.               Without implying any limitation on the joint and several nature of the Obligations, the Bank agrees that, notwithstanding any other provision of this Agreement, the Persons included in the term “Borrower,” may create reasonable inter-company indebtedness between or among the Borrowers with respect to the allocation of the benefits and proceeds of any Credit Extension under this Agreement.  The Borrowers agree among themselves, and the Bank consents to that agreement, that each Borrower shall have rights of contribution from all of the other Borrowers to the extent such Borrower incurs Obligations in excess of the proceeds of any Credit Extension received by, or allocated to purposes for the direct benefit of, such Borrower.  All such indebtedness and rights shall be, and are hereby agreed by the Borrowers to be, subordinate in priority and payment to the indefeasible repayment in full in cash of the Obligations, and, unless the Bank agrees in writing otherwise, shall not be exercised or repaid in whole or in part until all of the Obligations have been indefeasibly paid in full in cash.  The Borrowers agree that all of such inter-company indebtedness and rights of contribution are part of the Collateral and secure the Obligations.  Each Borrower hereby waives all rights of counterclaim, recoupment and offset between or among themselves arising on account of that indebtedness and otherwise.  Each Borrower shall not evidence the inter-company indebtedness or rights of contribution by note or other instrument, and shall not secure such indebtedness or rights of contribution with any Lien or security.  Notwithstanding anything contained in this Agreement to the contrary, the amount covered by each Borrower under the Obligations shall be limited to an aggregate amount (after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Borrower in respect of the Obligations) which, together with other amounts owing by such Borrowers to the Bank under the Obligations, is equal to the largest amount that would not be subject to avoidance under any Insolvency Proceeding or any applicable provisions of any applicable, comparable state or other laws.

5.               (a)                                                          Each Person included in the term “Borrower” hereby represents and warrants to the Bank that each of them will derive benefits, directly and indirectly, from each Credit Extension, both in their separate capacity and as a member of the integrated group to which each such Person belongs and because the successful operation of the integrated group is dependent upon the continued successful performance of the functions of the integrated group as a whole, because (i) the terms of the consolidated financing provided under this Agreement are more favorable than would otherwise would be obtainable by such Persons individually, and (ii) the additional administrative and other costs and reduced flexibility associated with individual financing arrangements which would otherwise be required if obtainable would substantially reduce the value to such Persons of the financing.

(b)                                                         Each Person included in the term “Borrower” hereby represents and warrants that all of the representations and warranties contained in the Loan Documents are true and correct on and as of the date hereof as if made on and as of such date, both before and after giving effect to this Agreement, and that no Event of Default or Default has occurred and is continuing or exists or would occur or exist after giving effect to this Agreement.

6.               Guaranty.

(a)                                  Each Person included in the term “Borrower” hereby unconditionally and irrevocably, guarantees to the Bank:

(i)                                     the due and punctual payment in full (and not merely the collectibility) by the other Persons included in the term “Borrower” of the Obligations, including unpaid and accrued interest thereon, in each case when due and payable, all according to the terms of this Agreement and the other Loan Documents;

(ii)                                  the due and punctual payment in full (and not merely the collectibility) by the other Persons included in the term “Borrower” of all other sums and charges which may at any time be due and payable in accordance with this Agreement or any of the other Loan Documents;

(iii)                               the due and punctual performance by the other Persons included in the term “Borrower” of all of the other terms, covenants and conditions contained in the Loan Documents; and

(iv)                              all the other Obligations of the other Persons included in the term “Borrower”.

(b)                                 The obligations and liabilities of each Person included in the term

“Borrower” as a guarantor under this paragraph 6 shall be absolute and unconditional and joint and several, irrespective of the genuineness, validity, priority, regularity or enforceability of this Agreement or any of the Loan Documents or any other circumstance which might otherwise constitute a legal or equitable discharge of a surety or guarantor.  Each Person included in the term “Borrower” in its capacity as a guarantor expressly agrees that the Bank may, in its sole and absolute discretion, without notice to or further assent of such Borrower and without in any way releasing, affecting or in any way impairing the joint and several obligations and liabilities of such Person as a guarantor hereunder:

(i)                                     grant extensions or renewals of or with respect to any of the other Loan Documents;

(ii)                                  effect any release, subordination, compromise or settlement in connection with this Agreement, or any of the other Loan Documents;

(iii)                               agree to the substitution, exchange, release or other disposition of the Collateral or any part thereof, or any other collateral for the Obligations or to the subordination of any lien or security interest therein;

(iv)                              make advances for the purpose of performing any term, provision or covenant contained in this Agreement, or any of the other Loan Documents with respect to which the Borrower shall then be in default;

(v)                                 make future advances pursuant to the Loan Agreement or any of the other Loan Documents;

(vi)                              assign, pledge, hypothecate or otherwise transfer the Obligations, any of the other Loan Documents or any interest therein, all as and to the extent permitted by the provisions of this Agreement;

(vii)                           deal in all respects with the other Persons included in the term “Borrower” as if this paragraph 6 were not in effect;

(viii)                        effect any release, compromise or settlement with any of the other Persons included in the term “Borrower”, whether in their capacity as a Borrower or as a guarantor under this paragraph 6 or any other guarantor; and

(ix)                                provide debtor-in-possession financing or allow use of cash collateral in proceedings under any Insolvency Proceeding, it being expressly agreed by all Persons included in the term “Borrower” that any such financing and/or use would be part of the Obligations.

(c)                The obligations and liabilities of each Person included in the term “Borrower”, as guarantor under this paragraph 6 shall be primary, direct and immediate, shall not be subject to any counterclaim, recoupment, set off, reduction or defense based upon any claim that such Person may have against any one or more of the other Persons included in the term “Borrower”, the Bank and/or any other guarantor and shall not be conditional or contingent upon pursuit or enforcement by the Bank of any remedies it may have against Persons included in the term “Borrower” with respect to this Agreement, or any of the other Loan Documents, whether pursuant to the terms thereof or by operation of law.  Without limiting the generality of the foregoing, the Bank shall not be required to make any demand upon any of the Persons included in the term “Borrower”, or to sell the Collateral or otherwise pursue, enforce or exhaust its or their remedies against the Persons included in the term “Borrower” or the Collateral either before, concurrently with or after pursuing or enforcing its rights and remedies hereunder.  Any one or more successive or concurrent actions or proceedings may be brought against each Person included in the term “Borrower” under this paragraph 6, either in the same action, if any, brought against any one or more of the Persons included in the term “Borrower” or in separate actions or proceedings, as often as the Bank may deem expedient or advisable.  Without limiting the foregoing, it is specifically understood that any modification, limitation or discharge of any of the liabilities or obligations of any one or more of the Persons included in the term “Borrower”, any other guarantor or any obligor under any of the Loan Documents, arising out of, or by virtue of, any bankruptcy, arrangement, reorganization or similar proceeding for relief of debtors under federal or state law initiated by or against any one or more of the Persons included in the term “Borrower”, in their respective capacities as borrowers and guarantors under this paragraph 6, or under any of the Loan Documents shall not modify, limit, lessen, reduce, impair, discharge, or otherwise affect the liability of each Borrower under this paragraph 6 in any manner whatsoever, and this paragraph 6 shall remain and continue in full force and effect.  It is the intent and purpose of this paragraph 6 that each Person included in the term “Borrower” shall and does hereby waive all rights and benefits which might accrue to any other guarantor by reason of any such proceeding, and the Persons included in the term “Borrower” agree that they shall be liable for the full amount of the obligations and liabilities under this paragraph 6 regardless of, and irrespective to, any modification, limitation or discharge of the liability of any one or more of the Persons included in the term “Borrower”, any other guarantor or any obligor under any of the Loan Documents, that may result from any such proceedings.

(d)         Each Person included in the term “Borrower”, as guarantor under this paragraph 6, hereby unconditionally, jointly and severally, irrevocably and expressly waives:

(i)                                     presentment and demand for payment of the Obligations and protest of non-payment;

(ii)                                  notice of acceptance of this paragraph 6 and of presentment, demand and protest thereof;

(iii)                               notice of any default hereunder or any of the other Loan Documents and notice of all indulgences;

(iv)                              notice of any increase in the amount of any portion of or all of the indebtedness guaranteed by this paragraph 6;

(v)                                 demand for observance, performance or enforcement of any of the terms or provisions of this paragraph 6, or any of the other Loan Documents;

(vi)                              all errors and omissions in connection with the Bank’s administration of all indebtedness guaranteed by this paragraph 6;

(vii)                           any right or claim of right to cause a marshalling of the assets of any one or more of the other Persons included in the term “Borrower”;

(viii)                        any act or omission of the Bank which changes the scope of the risk as guarantor hereunder; and

(ix)                                all other notices and demands otherwise required by law which such Person may lawfully waive.

(e)                                  Within ten (10) days following any request of the Bank so to do, each Person included in the term “Borrower” will furnish the Bank and such other persons as the Bank may direct with a written certificate, duly acknowledged stating in detail whether or not any credits, offsets or defenses exist with respect to this paragraph 6.

7.                                       This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California, without regard to principles of choice of law.

[Signatures Begin on Next Page]

WITNESS the due execution hereof as of the day and year first written above.

WITNESS:	ADDITIONAL BORROWER:

	By:		(SEAL)
Name:
Title:

WITNESS:	COGENT COMMUNICATIONS, INC.

	By:		(SEAL)
Name:
Title:

WITNESS:	SILICON VALLEY BANK

	By:		(Seal)
Name:
Title:

Exhibit E

SUBORDINATION AGREEMENT

This Subordination Agreement (the “Agreement”) is made as of this           day of                   , 200  , by and between SILICON VALLEY BANK, a California-chartered bank with its principal place of business at 3003 Tasman Drive, Santa Clara, CA 95054, (the “Bank”) and                                        . (“Creditor”), a                          corporation, having its principal place of business at                                               .

Recitals

A.                                 Bank and                                            (“Borrower”) have entered into the Amended and Restated Loan and Security Agreement between them, dated as of                                        as such agreement is amended or otherwise modified from time to time (referred to herein as the “Loan Agreement”), pursuant to which Bank has extended credit accommodations to Borrower secured by the Collateral (as defined in the Loan Agreement).

B.                                   Creditor has proposed the extension of a subordinated credit facility to Borrower in the aggregate principal amount of $                        (the “Creditor Facility”), which obligations shall also be secured by the Collateral.

C.                                   In order to induce Bank to continue to extend the credit accommodations to Borrower as the Loan Agreement contemplates, Creditor is willing to subordinate (i) all of Borrower’s indebtedness, liabilities, guarantees and all other obligations owing to Creditor arising from time to time, including, without limitation, with respect to the Creditor Facility (collectively the “Subordinated Debt”) to and in favor of all of Borrower’s indebtedness, liabilities, guarantees and all other obligations owing to Bank, now existing or hereafter arising, including without limitation, under the Loan Agreement (the “Senior Debt”) and (ii) all security interests, liens, encumbrances, ownership interests and all other interests of similar import of Creditor now in existence and arising hereafter with respect to any and all property of the Borrower now in existence or hereafter arising (the “Subordinate Interest”) to and in favor of the rights and interests of Bank in and to any and all of such property, in each of the foregoing cases to the extent and as otherwise set forth herein.

Agreement

NOW, THEREFORE, THE PARTIES HERETO HEREBY AGREE AS FOLLOWS:

1.                                     Creditor hereby subordinates its Subordinate Interest regarding any and all assets and property of the Borrower to and in favor of Bank.  Further, notwithstanding the respective dates of attachment or perfection of the Subordinate Interest and the security interest and lien of Bank, the security interest and lien of Bank in the assets and property of Borrower granted pursuant to the Loan Agreement and otherwise arising from time to time in connection with the Senior Debt shall at all times be prior and superior to the Subordinate Interest.

2.                                     On the terms and conditions set forth herein, Creditor hereby subordinates all Subordinated Debt in right of payment to and in favor of all Senior Debt.  Nothing herein shall be deemed to subordinate, waive or restrict the performance of the obligations of Borrower to issue capital stock of Borrower under any warrants that the Borrower may have issued to Creditor from time to time.

3.                                     Subject to and except as set forth in Section 4 below, Creditor will not:  (a) demand or receive from Borrower (and Borrower will not pay to Creditor) all or any part of the Subordinated Debt, by way of payment, prepayment, setoff, lawsuit or otherwise; (b) exercise any right or remedy, or take any enforcement action regarding any property or assets of Borrower; or (c) commence, or cause to be commenced, prosecute or participate in any administrative, legal or equitable action against Borrower or the Collateral, for the longer of such time as any Senior Debt remains outstanding or any of the Loan Agreement remains effective and not terminated; provided, however, Creditor may, during the existence and continuance of any default in respect of the Subordinated Debt, and in accordance with the terms thereof, take an enforcement or other remedial action with respect to the Borrower or any of its property on and after the date that is one hundred eighty (180) days after Creditor has given Bank written notice of its intention to do any of the foregoing in a letter that specifically references this section and indicates what actions are contemplated (and with the understanding that any such written notice may be given during a Blockage Period if Creditor so desires).

4.                                     (a) Notwithstanding anything to the contrary contained in Sections 2 and 3 above, but expressly subject to (b) below, Borrower shall be permitted to make, and Creditor shall be permitted to accept or receive the following permitted payments (“Permitted Payments”) on the Subordinated Debt: (i) scheduled repayments of principal when due (as contemplated by the agreements in effect as of the date hereof) under the Subordinated Debt facility (as long as the maximum principal amount of the Subordinated Debt in the aggregate does not exceed $                        ), (ii) scheduled payments of accrued interest when due under the Subordinated Debt facility  (as contemplated by the agreements in effect as of the date hereof), (iii) payments of reimbursable expenses, costs and professional fees and expenses as and when due under the Subordinated Debt facility (as contemplated by the agreements in effect as of the date hereof), and (iv) other payments consented to in writing by the Bank.

(b)                                 Notwithstanding anything to the contrary contained in this Section 4 or elsewhere in this Agreement, if the Bank delivers to Creditor written notice (a “Blockage Notice”) which states that either:

(i)                                   a specific default by Borrower involving the payment of the Senior Debt (a “Payment Default”) has occurred the Loan Agreement and continues to exist after the giving of any notice, if any is so required, and the expiration of any applicable grace or cure period, or

(ii)                                a specific default by Borrower not involving the payment of Senior Debt (a “Non-Payment Default”) has occurred under the Loan Agreement and continues to exist after the giving of any notice, if any is so required, and the expiration of any applicable grace or cure period, such notice to include all such defaults in existence at the time, then, from and after the date of delivery of any such Blockage Notice, (i) Creditor shall not accept or receive any payment of any kind of or on account of the Subordinated Debt (including any Permitted Payment), unless and until the earlier of (A) the time such Payment Default or Non-Payment Default shall have been cured by Borrower or waived in writing by Bank, or (B) the expiration of the Blockage Period (as defined below) for such Blockage Notice, and (ii) Creditor shall disgorge any Permitted Payments received, for a period not to exceed two (2) months during the time commencing upon the occurrence of a Payment Default or Non-Payment Default until the date of receipt by Creditor of such Blockage Notice.

As used herein, “Blockage Period” means a period of time beginning on the date a Blockage Notice is delivered to Creditor and termination on the earlier to occur of:

(1)                                180 days following such date; provided that if, prior to the expiration of such 180-day period, Bank has commenced a judicial proceeding or non-judicial actions to collect or enforce the Senior Debt or the collateral for the Senior Debt, or a case or proceeding by or against Borrower is commenced under the federal Bankruptcy Code or any other insolvency law, then such period shall be extended during the continuation of such proceedings and actions under the payment in cash or other property or securities in the full amount of the allowed claim of the Senior Debt; or

(2)                                  Bank’s written consent to such termination.

In no event shall the Blockage Period during any period of 365 consecutive days exceed 180 days in the aggregate, whether pursuant to one (1) Blockage Notice or multiple Blockage Notices; provided, however, the foregoing limitation shall not apply in the event that prior to the expiration of such 180 day period Bank has commenced a judicial proceeding or non-judicial actions to collect or enforce the Senior Debt or a case of proceeding by or against Borrower is commenced under the federal Bankruptcy Code or any other insolvency law, then such period shall be extended during the continuation of such proceedings and actions until the payment in cash or other property or securities in the full amount of the allowed claim of the Senior Debt.  After termination of any Blockage Period pursuant to the conditions specified in (1) or (2) above and until Creditor’s receipt of a subsequent Blockage Notice from Bank, Creditor shall be entitled to receive all Permitted Payments.

5.                                     If Creditor sends the Borrower a notice of default under the Creditor Facility, Creditor shall use best efforts to promptly deliver a copy of the notice of default to Bank, but failure to do so shall not, in and of itself, be a breach of this Agreement nor affect any of Creditor’s rights in respect of the Subordinated Debt.

6.                                     Creditor shall promptly deliver to Bank in the form received (except for endorsement or assignment by Creditor where required by Bank) for application to the Senior Debt any payment, distribution, security or proceeds received by Creditor with respect to the Subordinated Debt other than in accordance with this Agreement.

7.                                     In the event of Borrower’s insolvency, reorganization or any case or proceeding under any bankruptcy or insolvency law or laws relating to the relief of debtors, these provisions shall remain in full force and effect, and Bank’s claims against Borrower and the estate of Borrower shall be paid in full before any payment is made to Creditor.

8.                                     For so long as any of the Senior Debt remains unpaid, Creditor irrevocably appoints Bank as Creditor’s attorney-in-fact, and grants to Bank a power of attorney with full power of substitution, in the name of Creditor or in the name of Bank, for the use and benefit of Bank, without notice to Creditor, in any bankruptcy, insolvency or similar proceeding involving Borrower to (i) file the appropriate claim or claims in respect of the Subordinated Debt on behalf of Creditor if Creditor does not do so prior to 30 days before the expiration of the time to file claims in such proceeding and (ii) accept or reject any plan of reorganization or arrangement on behalf of Creditor and otherwise to vote Creditor’s claims in respect of any Subordinated Debt in any manner that Bank chooses.

9.                                     Creditor shall immediately affix a legend to the instruments evidencing the Subordinated Debt stating that the instruments are subject to the terms of this Agreement.  No amendment of the documents evidencing or relating to the Subordinated Debt shall directly or indirectly modify the provisions of this Agreement in any manner which might terminate or impair the subordination of the Subordinated Debt or the subordination of the security interest or lien that Creditor may have in any property of Borrower.  Additionally, no amendment of the documents evidencing the Subordinated Debt may change the timing or amount of the regularly scheduled payments of principal and interest without Bank’s consent.

10.                               All necessary action on the part of the Creditor, its officers, directors, partners, members and shareholders, as applicable, necessary for the authorization of this Agreement and the performance of all obligations of the Creditor hereunder has been taken.  Additionally, the execution, delivery and performance of and compliance with this Agreement will not result in any material violation or default of any term of any of the Creditor’s charter, formation or other organizational documents (such as Articles or Certificate of Incorporation, bylaws, partnership agreement, operating agreement, etc.).

11.                               This Agreement shall remain effective until the later to occur of the repayment in full in cash of the Senior Debt or the termination of the Loan Agreement.  If, at any time after payment in full of the Senior Debt any payments of the Senior Debt must be disgorged by Bank for any reason (including, without limitation, the bankruptcy of Borrower), this Agreement and the relative rights and priorities set forth herein shall be reinstated as to all such disgorged payments as though such payments had not been made and Creditor shall immediately pay over to Bank all payments received with respect to the Subordinated Debt to the extent that such payments would have been prohibited hereunder.  At any time and from time to time, without notice to Creditor,

Bank may take such actions with respect to the Senior Debt as Bank, in its sole discretion, may deem appropriate, including, without limitation, terminating advances to Borrower, extending the time of payment, increasing applicable interest rates, renewing, compromising or otherwise amending the terms of any documents affecting the Senior Debt and any collateral securing the Senior Debt, and enforcing or failing to enforce any rights against Borrower or any other person.  Creditor waives the benefits, if any, of any statutory or common law rule that may permit a subordinating creditor to assert any defenses of a surety or guarantor, or that may give the subordinating creditor the right to require a senior creditor to marshal assets, and Creditor agrees that it shall not assert any such defenses or rights.

12.                               This Agreement shall bind any successors or assignees of Creditor and shall benefit any successors or assigns of Bank.  This Agreement is solely for the benefit of Creditor and Bank and not for the benefit of Borrower or any other party.

13.                               This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.  This Agreement shall become effective only when it shall have been executed by Creditor and Bank.

14.                               This Agreement shall be governed by and construed in accordance with the laws of the State of California without giving effect to conflicts of law principles.  Creditor and Bank submit to the exclusive jurisdiction of the state and federal courts located in Santa Clara County, California.  CREDITOR AND BANK WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN.

15.                               This Agreement represents the entire agreement with respect to the subject matter hereof, and supersedes all prior negotiations, agreements and commitments.  Creditor is not relying on any representations by Bank or Borrower in entering into this Agreement, and Creditor has kept and will continue to keep itself fully apprised of the financial and other condition of Borrower.  This Agreement may be amended only by written instrument signed by Creditor and Bank.

16.                               In the event of any legal action to enforce the rights of a party under this Agreement, the party prevailing in such action shall be entitled, in addition to such other relief as may be granted, all reasonable costs and expenses, including reasonable attorneys’ fees, incurred in such action.

17.                               Except as otherwise provided herein, all notices required, contemplated, or permitted under this Agreement or with respect to the subject matter hereof shall be in writing, and shall be deemed to have been validly served, given, delivered, and received upon the earlier of: (i) the first business day after transmission by facsimile or hand delivery or deposit with an overnight express service or overnight mail delivery service; or (ii) the third calendar day after deposit in the United States mails, with proper first class postage prepaid, and shall be sent to the address set forth above or to such other address as each party may designate for itself by like notice

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

“BANK”

SILICON VALLEY BANK

By:
Title:

“CREDITOR”

By:
Title:

Seen and Agreed:

Borrower:

By:
Title:

Exhibit F

Material Foreign Subsidiaries

COGENT COMMUNICATIONS FRANCE, SAS

COGENT COMMUNICATIONS ESPANA S.A.

C.C.D. COGENT COMMUNICATIONS DEUTSCHLAND, GMBH